EXHIBIT 10.24

LOAN AGREEMENT

THIS LOAN AGREEMENT made and entered this 5th day of October, 2004, by and between Seabulk Angola, Inc., a company registered under the laws of the Marshall Islands, with its registered office located at Trust Company Complex, Ajeltake Island, P.O. Box 1405 Majuro, Marshall Islands, MH 96960, and its principal place of business at 2200 Eller Drive, Fort Lauderdale, Florida 33324 (“Borrower”) and Caterpillar Financial Services Corporation, a company registered under the laws of the State of Delaware, United States of America (“U.S.A.”), with its principal place of business located at 2120 West End Avenue, Nashville, Tennessee 37203-0001, U.S.A. (“Lender”).

WHEREAS, Borrower is engaged in the business of, among other things, the owning and operating of terminal support vessels; and

WHEREAS, Borrower has executed that certain Construction Contract (as defined herein), pursuant to which Builder, subject to the terms and conditions of the Construction Contract, has agreed to construct and Borrower has agreed to purchase the Vessel (as defined herein); and

WHEREAS, Borrower has requested Lender to establish a construction loan facility for Borrower, in the amount set forth herein, in connection with the construction for Borrower of one certain vessel, in the amount hereinafter; and

WHEREAS, Lender has agreed to establish a construction loan facility, on the terms hereinafter provided, and to provide for a permanent financing commitment with respect to the Construction Loan, on the terms hereinafter provided,

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender hereby agree as follows:

SECTION 1. GENERAL DEFINITIONS

Section 1.1. Defined Terms. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Adjusted EBITDA” shall have the meaning provided for in the Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Adjusted Funded Debt” shall have the meaning provided for in the Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Adjusted Funded Debt Ratio” shall have the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Adjusted Tangible Net Worth” shall have the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Advances” shall mean loan advances made or to be made to Borrower or on Borrower’s behalf on a multiple advance basis subject to verification acceptable to Lender and further subject to the terms and conditions of this Agreement.

“Advance Request” shall mean a request for an Advance substantially in the form of Exhibit N.

“Affiliate” shall mean any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower; or (i) which beneficially owns or holds 51% or more of any class of the voting stock of the Borrower; or (ii) 51% or more of the voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower or a Subsidiary of the Borrower. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as this Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached or to be attached to this Loan Agreement from time to time.

“Applicable Law(s)” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

“Applicable Period” shall mean, (i) with respect to the Construction Loan, a successive series of one month periods. The first Applicable Period shall begin on the date the first Advance is disbursed under the Construction Note, and continue until the last day of the month in which such disbursement occurs. Thereafter, each successive Applicable Period shall be a one month period commencing on the first day of each successive calendar month, and ending on the last day of each such calendar month, and (ii) with respect to the Permanent Loan, a successive series of one month periods. The first Applicable Period shall begin on the Conversion Date, and continue until the last day of the month in which such Conversion Date occurs. Thereafter, each successive Applicable Period shall be a one month period commencing on the first day of each successive calendar month, and ending on the last day of each such calendar month

“Approval” shall mean, in the context of Lender, not to be unreasonably withheld or delayed.

“Assignment of Construction Contract” means that certain assignment of Project Documents, all in form and substance satisfactory to Lender, between Borrower and Lender whereby (i) Borrower assigns to Lender its rights, title and interest in the Construction Contract, the other Project Documents and the related schedule(s) attached thereto, (ii) Borrower gives notice to Builder of the assignment to Lender; and (iii) Builder acknowledges and consents to the collateral assignment of the Construction Contract and other Project Documents by Borrower to Lender as detailed in the Assignment of the Construction Contract.

“Assignment of Refund Guarantees” means that certain assignment between Borrower and Lender whereby Borrower assigns all rights, interests and title in the Bank Guarantees to Lender.

“Bank” shall mean any financial institution with which the Borrower may, from time to time, maintain credit lines for financing its or its Subsidiaries acquisition of Property.

“Bank Guarantee(s)” shall mean the bank guarantees provided by DBS Bank in accordance with clause 5.4 and clause 10.9 of the Construction Contract in a form acceptable to Lender.

“Builder” shall mean Labroy Shipbuilding and Engineering PTE LTD, a company formed under the laws of Singapore.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which banks are authorized by law to be closed in Nashville, Tennessee, USA.

“Caterpillar” shall mean Caterpillar Inc., a Delaware corporation.

“Caterpillar Dealer” shall refer to an official dealer of goods manufactured by Caterpillar®.

“Charter Agreement(s)” means any charter of the Vessel consented to by Lender in accordance with this Agreement.

“Collateral” means the Vessel and the Collateral Vessel (to the extent title has passed from Builder to Borrower) and also includes individually, collectively, interchangeably and without limitation all property and assets granted as collateral security for the Obligations, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, assignment, pledge, chattel mortgage, lien, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Collateral Vessel” means that certain vessel identified by Builder’s Hull No. T130, named or to be named the “Seabulk Angola”, in which Borrower has agreed to grant to Lender a second preferred security interest in the form of a second preferred ship mortgage to secure in part the Obligations, in accordance with Section 5.1(S) hereof.

“Collection Expenses” shall mean all reasonable costs and expenses at any time or times incurred by the Lender after the occurrence of an Event of Default in connection with efforts to collect or recover any of the Obligations from the Borrower and Guarantors, including, without limitation, reasonable legal fees, court costs, transfer fees or taxes, accountants’ fees, all fees and expenses payable or reimbursable by the Borrower under Section 8.3 hereof, and all other costs and expenses associated with seeking to enforce any of the Loan Documents.

“Commitment” shall mean Lender’s commitment to lend the Construction Loan Limit and the Permanent Loan Limit.

“Commitment Letter” means that certain Commitment Letter dated August 17, 2004 accepted by Borrower and Guarantors on August 23, 2004, and acknowledged by Lender on August 30, 2004.

“Consolidated Funded Debt” shall have the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Consolidated Tangible Net Worth” shall have the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Construction Contract” shall mean that certain Vessel Construction Agreement, dated May 26, 2004, by and between Borrower and Builder with respect to construction of the Vessel, and any subcontracts with subcontractors, materialmen, laborers, or any other person or entity for performance of work on the Project or the delivery of materials to the Project, together with any amendments thereto.

“Construction Loan” means, in the case of the Vessel for which financing is sought hereunder, the Advances made in connection with the construction loan extended to Borrower by Lender in connection with such Vessel.

“Construction Loan Limit” means, with respect to the Construction Loan, the lesser of the following: (i) Eleven Million Eight Hundred Forty Thousand and 00/100ths (US$11,840,000.00) United States Dollars, or (ii) Eighty percent (80%) of the Total Construction Costs in each case plus the interest charged by Lender to Borrower during the Construction Loan period..

“Construction Loan Maturity Date” shall mean, with regard to the Construction Loan, made to build the Vessel, the earlier to occur of (i) the Conversion Date of the Construction Loan, (ii) November 26, 2005, or (iii) the Vessel Acceptance Date.

“Construction Loan Rate” shall mean a variable rate equal to the One Month LIBOR, plus four percent (4%) (400 basis points) per annum.

“Construction Note” means the promissory note(s) of even date herewith payable to the order of Lender and executed by Borrower to evidence the Construction Loan.

“Construction Term” shall mean with regard to the Vessel, the period commencing from the date of the initial Advance under the Construction Loan and continuing until the Construction Loan Maturity Date.

“Contract Purchase Price” means Fourteen Million Eight Hundred Thousand and no/100ths (US$14,800,000.00) United States Dollars as specified in the Construction Contract.

“Contributed Costs” means with respect to the Vessel, the costs (if any) of Borrower’s direct purchases that increases the market value of the Vessel, to the extent approved by Lender, but excluding Soft Costs.

“Conversion Date” means, with respect to the Construction Loan, the date on which all conditions to the conversion of the Construction Loan to a Permanent Loan have been satisfied as provided in this Agreement, and Borrower delivers and Lender accepts the Permanent Note evidencing Borrower’s term loan obligations with respect to the Permanent Loan made pursuant to this Agreement.

“Debt Subordination Agreement” shall mean that agreement referred to in Sections 3.04 and 5.1 in form and substance satisfactory to Lender.

“Default” shall mean an event or condition the occurrence of which would, with notice or lapse of time or both, become an Event of Default.

“Distribution” in respect of any corporation shall mean and include: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition by the corporation of its capital stock unless made contemporaneously from the net proceeds of the sale of its capital stock.

“Downpayment” means Borrower’s payment to Builder of twenty percent (20%) of the Vessel’s Contract Purchase Price in accordance with Section 3.01(G) and Exhibit C hereto.

“EBITDA” shall have the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Escrow Agreement” shall mean that agreement among Lender, Borrower Builder and Lender’s counsel regarding the delivery of Bank Guarantees and payment of milestones provided for in the Construction Contract.

“Event of Default” shall have the meaning ascribed thereto in Section 6.1.

“Final Funding Deadline” means November 26, 2005.

“Fiscal Year” shall mean the taxable year of the Borrower commencing on January 1st and ending December 31st.

“Forfeiture Law” shall mean any state or federal law, rule or regulation under which any Property of a Person may be seized by a governmental agency or title thereto forfeited by reason of such Person’s commission of a crime.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America, or the equivalent.

“Guarantor(s)” shall mean Seabulk International, Inc., Seabulk Offshore Global Holdings, Inc. and Seabulk Offshore Holdings, Inc. who hereafter guarantee payment or performance of the whole or any part of the Obligations.

“Indebtedness” as applied to a Person shall mean, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, (ii) all obligations of other Persons which such Person has guaranteed; and (iii) in the case of the Borrower (without duplication), the Obligations.

“Lender’s Bank Account” shall mean Lender’s account at; Chase Manhattan Bank, New York, NY, account number 910-2-469872, ABA Code 021-000-021, or as otherwise confirmed by Lender in writing at the time of Loan disbursement or from time to time.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangements, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever.

“Lightship Tanker Entities” shall have the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

“Loan” means the Construction Loan, and any Permanent Loan extended pursuant to this Agreement in connection with any Construction Loan.

“Loan Documents” shall mean this Agreement and the Other Agreements.

“London Banking Day” means any day other than a Saturday, Sunday or other day on which commercial banks in London are authorized to close.

“Material Adverse Effect” shall mean any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith: (i) has or may be reasonably expected to have a material adverse effect upon the business, operations, Properties, financial condition or business prospects of Borrower or any Subsidiary; (ii) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Loan Documents; or (iii) materially impairs the ability of Borrower or any Guarantor to perform its obligations under this Agreement, any guaranty agreement or any of the other Loan Documents or of Lender to enforce or collect the Obligations in accordance with the Loan Documents and Applicable Law.

“Materials” means the inventory, equipment, engines, outfitting, raw material, metal, supplies and other goods used in connection with the construction and outfitting of the Vessel.

“Maximum Rate” shall mean the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness in question or, to the extent permitted by Applicable Law, under such Applicable Laws that may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 360 days).

“Milestone Advance Limit” means the limit on the amount of the Advance that may be obtained with respect to any Milestone, as set forth in the Milestone Schedule.

“Milestone Payment” means, in the case of the Vessel and with respect to each Milestone, the amount of payment due to a builder under the Construction Contract with respect to the Vessel upon Lender’s determination that the conditions precedent to the achievement of such Milestone have been obtained.

“Milestones” means, with respect to the Vessel, the series of discrete, incremental achievements to be accomplished under the Plans and Specifications for the Vessel, as such achievements are more fully described in the Milestone Schedule attached hereto as Exhibit C.

“Milestone Schedule” shall mean the list of the Milestones together with the detailed disbursement schedule of the estimated amount and time of disbursements of each Advance, including a breakdown of the payments due in connection with each Milestone and itemization of the Milestone Advance Limits, as shown on Exhibit C attached hereto.

“Mortgage(s)” shall mean that certain first preferred ship mortgage over the Vessel and that certain second preferred ship mortgage over the Collateral Vessel, both in form and substance satisfactory to Lender, to be executed and delivered by Borrower in favor of Lender and recorded in the office of the Deputy Commissioner of Maritime Affairs of the Republic of the Marshall Islands official vessel registry by which Borrower grants to Lender a first preferred mortgage position in the Vessel and a second preferred mortgage position in the Collateral Vessel which shall be substantially in the form of Exhibit P and Exhibit Q.

“Mortgage Documents” shall mean the Mortgages and all other documents related thereto to be executed by Borrower to effect the grant to Lender of a first preferred ship mortgage over the Vessel and a second preferred ship mortgage over the Collateral Vessel.

“Net Worth” shall mean the aggregate of capital stock, earned surplus, and additional paid in capital of the Borrower, less the Borrower’s treasury stock, and less contingent liabilities, all as determined in accordance with GAAP applied on a basis consistent with the accounting principles applied in the preparation of the financial statements referred to in Section 4.4.

“Notes” means collectively the Construction Note and the Permanent Note together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for such promissory notes or this Agreement.

“Obligations” shall mean all Indebtedness, liabilities and obligations owing, arising, due or payable from the Borrower to, or on behalf of, the Lender of every kind or nature, whether absolute or contingent, due or to become due, joint or several, liquidated or unliquidated, matured or unmatured, primary or secondary, now existing or hereafter incurred arising under any of the Loan Documents (or under any other loan document between Borrower and Lender, including without limitation, that certain Loan Agreement dated as of July 15, 2004, and all documents related thereto), and regardless of the form or purpose of such Indebtedness, liabilities or obligations, including, without limitation, all of the Loan, all liabilities of the Borrower to the Lender under any indemnity, reimbursement, letter of credit, guaranty, deposit or other agreement heretofore or hereafter executed by the Borrower with or in favor of the Lender. The term includes, without limitation, all interest, charges, expenses, attorneys’ fees and other sums chargeable to the Borrower under any of the Loan Documents.

“One Month LIBOR” means the one (1) month London Interbank Offered Rate (LIBOR) on the basis of the offered rates for deposits in United States Dollars as published by the BBA and reported by Reuters (Screen LIBO Page) (or, in the absence of the availability of Reuters (Screen LIBO Page) as determined by Lender) which shall appear on the Reuters (Screen LIBO Page) as of 11:00 a.m., London Time, on the day that is two London Banking Days preceding (i) the disbursement date, and (ii) the date of each payment installment period thereafter. If at least two rates appear on the Reuters (Screen LIBO Page), the rate for that period will be the arithmetic mean of such rates.

“Other Agreements” shall mean any and all agreements, instruments, documents and certificates (other than this Agreement), heretofore, now or hereafter executed by the Borrower or any Guarantor and delivered to the Lender in respect to the transactions contemplated by this Agreement, including, without limitation, the Construction Note, the Permanent Note, any guaranty agreement, the Mortgage Documents, the Security Documents, and any other security or Lien agreement now existing, concurrently or hereafter executed by the Borrower to secure the Obligations.

“Permanent Loan” means the term loan extended in connection with the refinancing and extension of the maturity of the Construction Loan.

“Permanent Loan Limit” means, with respect to the Permanent Loan, the lesser of the following: (i) Eleven Million Eight Hundred Forty Thousand and no/100ths (US$11,840,000.00) US Dollars or (ii) Eighty percent (80%) of the survey value of the vessel which has been approved by Lender.

“Permanent Loan Rate” means a variable rate of interest equal to the One Month LIBOR plus 3.68% (368 basis points) per annum.

“Permanent Note” means the promissory note dated as of the Conversion Date, payable to the order of Lender, substantially in the from of Exhibit B hereto, executed in connection with the Permanent Loan.

“Permanent Note Maturity Date” means the date that is one hundred twenty (120) months from the date that is one month prior to the first principal payment date.

“Permitted Changes” means changes in the Plans and Specifications which are either (i) minor changes involving a cost increase, in connection with a specific vessel, not exceeding Two Hundred Fifty Thousand United States Dollars ($250,000.00) in any one instance or a total aggregate of Two Hundred Fifty Thousand United States Dollars ($250,000.00) throughout the term of this Agreement, or (ii) changes approved by Lender.

“Permitted Liens” shall mean any Lien permitted under Section 5.12 (D) of this Agreement.

“Person” shall mean an individual, partnership, corporation, joint venture, association, joint stock company, trust, business trust or unincorporated organization, limited liability company, or a government or agency or political subdivision thereof.

“Plans and Specifications” means individually, collectively, and interchangeably, in the case of the Vessel, the plans and specifications for the Project related to the Vessel which have been, and/or which may be, approved by Lender, together with such changes and additions as may be Permitted Changes or changes and additions that are further approved by Lender in writing.

“Project” means the planning, construction and completion, outfitting and testing of the Vessel to be constructed as set forth in the Plans and Specifications.

“Project Documents” means individually, collectively, and interchangeably the Plans and Specifications for the Vessel, all studies, data and drawings relating to the Project related to such Vessel, whether prepared by or for Borrower, the Construction Contract for such Vessel, the Assignment of Construction Contract, and all other contracts and agreements relating to the Project or the construction of the Vessel, in each case, as the same have been, or may be, approved by Lender.

“Projections” shall mean Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including without limitation, the Collateral and Vessel.

“Satisfaction” shall mean, in the context of Lender, reasonable satisfaction.

“Security Documents” means individually, collectively, interchangeably and without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest, or otherwise securing payment of the Obligations; including without limitation, Borrower’s Assignment of Construction Contract, and all Mortgage Documents, as the same may be amended, renewed, replaced, refinanced, consolidated or substituted from time to time. Lender will require that all Security Documents contain cross-collateralization and cross-default features.

“Security Interest” means individually, collectively, interchangeably and without limitation any and all present and future mortgages, preferred ship mortgages, pledges, assignments, security interests and other encumbrances directly or indirectly securing the repayment of the Obligations, whether created by law, contract, or otherwise.

“Soft Costs” means any portion of the Contributed Costs not representing the costs of Materials or other personal property incorporated into the Vessel, including but not limited to insurance, fuel, travel expenses, governmental subsidies or rebates, and interest expense during construction.

“Solvent” shall mean, as to any Person, such Person: (i) owns Property the fair value of which is greater than the amount required to pay all of such Person’s Indebtedness (including contingent liabilities); (ii) is able to pay all of its Indebtedness as such Indebtedness matures; and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Subsequent Milestone” means with respect to the Vessel, the Milestone occurring subsequent to the first Milestone (i) to be certified by Borrower and (ii) for which Borrower has received an Advance.

“Subsidiary” shall mean any corporation of which the Borrower owns more than 50% of its securities, provided the ownership of such securities, in the absence of contingencies, entitles the Borrower to elect a majority of the directors of such corporation.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatsoever nature, that may now or hereafter be imposed or asserted by any jurisdiction or any political subdivision thereof or any taxing authority therein and all interest, penalties or similar liabilities with respect thereto.

“Total Construction Costs” means the total of the Contract Purchase Price, plus Contributed Costs.

“United States Dollars” and the sign “US$” shall mean the currency of the United States of America.

“Vessel” means one (1) 65 meter anchor handling tug supply Vessel (Hull No. T133), powered by two (2) new MAK model 9M25 main propulsion engine packages plus three (3) Caterpillar generator sets to be registered under the flag of the Marshall Islands as described with particularity in the Plans and Specifications.

“Vessel Acceptance Date” means the earlier of: (i) the date of the funding of the final Advance under the Construction Loan, or (ii) the Final Funding Deadline.

“Vessel Construction Security Agreement” means that certain agreement, in form and substance satisfactory to Lender, whereby Borrower grants to Lender, among other things, a continuing security interest in the Collateral as security for the Obligations.

“Vessel Equipment” means any and all present and future materials, components, engines, boilers, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit, tools, pumps, gear, furnishings, appliances, fittings, spare and replacement parts and any and all manuals, Materials, supplies and components in any way related to the construction of the Vessel and any and all other appurtenances thereto, appertaining or belonging to the Vessel to be constructed, whether now or hereafter acquired, and whether onboard or not onboard, together with any and all present and future additions, improvements and replacements therefor, made in or to said vessel, or any part or parts thereof.

Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in preparation of the financial statements referred to in Section 4.4 and 5.1(A), and all financial data pursuant to this Agreement shall be prepared in accordance with such principles consistently applied.

Section 1.3. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to this Agreement and any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SECTION 2. CREDIT COMMITMENT.

Section 2.01. Construction Loans; Permanent Loans. In connection with the construction of the Vessel, Lender shall make available to Borrower a non-revolving construction loan facility up to the Construction Loan Limit (subject to Lender’s right at its sole option and discretion to extend additional protective Advances as herein provided, which may result in total Advances in excess of the loan limits), on the terms and conditions set forth herein. The amount of each Advance of the Construction Loan with respect to each Milestone shall be subject to the Milestone Advance Limits. Borrower shall use the proceeds of the Construction Loan solely for the payment of the costs of constructing and equipping the Vessel in accordance with the applicable Plans and Specifications.

Lender shall make Advances in United States Dollars in accordance with, without limitation, the Milestone Schedule.

Upon the fulfillment of the conditions to the making of a Permanent Loan with respect to the Vessel (including the absence of any Defaults under this Agreement), Lender, on the Conversion Date, shall convert the Construction Loan related to such Vessel to a term loan in an amount not to exceed the Permanent Loan Limit, which loan shall bear interest and be payable on the terms herein provided.

Borrower shall not be entitled to re-borrow any amounts that have been repaid by Borrower in connection with any Loan.

Section 2.02. Disbursement of Construction Loan Proceeds. If Borrower wishes for Advances to be paid by wire transfer, it shall provide wire transfer instructions as part of its certification and request for disbursement. At its sole option after the Borrower has given the Lender an Advance Request, or as otherwise provided in this Agreement, Lender may pay directly the Builder and any subcontractors or other parties the sums due under the Construction Contract and the authorized Caterpillar® Dealer for the Vessel engine supply. Borrower appoints Lender as its attorney-in-fact to make such payments. This power shall be deemed to be coupled with an interest in the funds advanced by Lender, shall be irrevocable, and shall survive an Event of Default under this Agreement.

Section 2.03. The Construction Note or Permanent Note. The Construction Loan and Borrower’s obligation to repay the Construction Loan shall be evidenced by and repayable with interest in accordance with the terms of the Construction Note. During the Construction Term, interest on each Construction Loan Advance shall accrue at the Construction Loan Rate from the date of such Advance. Interest payments under the Construction Note shall be due and payable monthly in arrears, in accordance with the terms of the Construction Note. The principal amount of the Construction Note shall be due and payable in full, along with all accrued and unpaid interest thereon, on the Construction Loan Maturity Date, unless converted into the Permanent Loan.

Borrower’s obligations to repay the Permanent Loan shall be evidenced by and repayable with interest in accordance with the terms of the Permanent Note substantially in the form as shown in Exhibit B hereto. The Permanent Loan shall be for a term of one hundred twenty (120) months beginning one month prior to the First Principal Payment Date (as defined below) and shall be repaid as follows:

Principal: One Hundred Twenty (120) equal monthly payments of principal (based upon a one hundred forty-four (144) month amortization schedule), shall be due on the first (1st) day of the fourth (4th) month following the month of the Conversion Date (“First Principal Payment Date”), and continuing on the first (1st) day of each month thereafter until the Permanent Note Maturity Date. A final balloon payment of all outstanding principal, together with any other amounts outstanding hereunder or under the Permanent Note, shall become due on the Permanent Note Maturity Date.

Interest: Beginning on the first day of the second month following the month of the Conversion Date, and continuing on the first day of each month thereafter, Borrower shall pay all accrued interest until the Permanent Note Maturity Date.

Principal and interest payable under the Notes shall be repaid in accordance with the repayment terms set forth therein and as provided in this Agreement. Nothing herein or in any Note shall limit Borrower’s obligation to fully repay all Obligations due to Lender, including interest thereon, or limit the right of Lender to make Advances to protect its interests as herein provided in such amounts as Lender may determine in its sole discretion, and Borrower shall be fully obligated to pay, any Advances made under this Agreement or any other Loan Documents, including Advances that may be in excess of the face amount of a Note, together with interest thereon at the Construction Loan Rate or the Permanent Loan Rate, as the case may be, subject to increase following an Event of Default as provided in Section 2.14.

Section 2.04. Loan Accounting. Borrower hereby irrevocably authorizes Lender to make (or cause to be made) appropriate notations in its records to evidence, inter alia, the date of, the outstanding principal amount of and the interest rate applicable to, the Loan evidenced thereby. The notations in such records indicating the outstanding principal amount of the Loan evidenced thereby shall, in the absence of manifest error, be prima facie evidence of the principal amount thereof owing and unpaid, but the failure to record any such amount in such records or otherwise shall not limit or affect the obligations of Borrower hereunder or under the Construction Note or Permanent Note to make payment of principal of or interest on the Loan when due.

Section 2.05. Interest on Loans. The Construction Note evidences any present and future Construction Loan advances by Lender to Borrower under this Agreement, granted from time to time, up to the face amount thereof, and shall for all purposes be considered as a “master note.” Interest shall accrue on the outstanding principal amount of each Construction Loan Advance from the date of advance until paid in full, at the Construction Loan Rate. Interest shall accrue on the outstanding principal amount of the Permanent Loan from the date made until paid in full at the Permanent Loan Rate.

With respect to the Construction Loan, the Construction Loan Rate in effect hereunder shall be increased or decreased, as the case may be, on a monthly basis effective as of the date of each monthly installment due date during the term of this Agreement, by an amount equal to any increase or decrease in the One Month LIBOR from the date of last change.

With respect to the Permanent Loan, the Permanent Loan Rate in effect hereunder and under the Permanent Note shall be increased or decreased, as the case may be, on a monthly basis effective as of the date of each monthly installment due date during such term by an amount equal to any increase or decrease in the One Month LIBOR from the date of last change.

Section 2.06. Computation of Interest. Any interest payable hereunder shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days. Regardless of any provision contained in this Agreement or any of the other Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under this Agreement exceed the highest rate permissible under any Applicable Law. Nothing contained in any of the Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive any amounts deemed interest by Applicable Law (“Interest”) exceeding the Maximum Rate (the “Excess”). In no event shall Borrower be obligated to pay any Excess and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay any shall be without binding force or effect, at law or in equity, to the extent only as to the Excess. The right to accelerate maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration. All monies paid to Lender under any of the Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Excess. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received from Borrower in connection with this Agreement shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Loan Document. All such Loan Documents and communications relating to any Interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

Notwithstanding the foregoing, in no event shall the provisions of this Section allow Lender to charge interest at a rate greater than specified in any Loan Document.

Section 2.07. Payments. Except as Lender may otherwise direct in writing, Borrower agrees to make all payments due under this Agreement, or the Notes or any other Loan Document directly to Lender by wire transfer (net of charges) to Lender’s Bank Account, or such other place as Lender may designate, and reference: Seabulk Angola — Luanda- Contract # 9990203   , and the applicable invoice number or promissory note number. Payments shall be deemed received upon the clearance of good funds deposited to Lender’s account in accordance with the foregoing instructions. All payments shall be made not later than 12:00 Noon Central Standard Time on the due date thereof without any deduction or offset whatsoever. Whenever any payment to be made under this Agreement or the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall, in such case, be included in the computation of interest.

Section 2.08 Application of Payments and Collections.

(A) Subject to the provisions of Section 2.08 (B) below, Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

(B) Upon or after the occurrence of an Event of Default and Lender’s acceleration of the maturity of the Loan as a consequence thereof, all payments and collections received by Lender from or on behalf of Borrower for application to the Loan shall be applied in the following order: (a) to the unpaid balance of all Collection Expenses; (b) to the amount of any loss, costs, expenses or damages suffered or incurred by Lender for which Borrower has agreed to indemnify Lender pursuant to the terms of this Agreement or any of the other Loan Documents; (c) to any past due interest on the Loan; (d) to accrued but not past due interest on the Loan, and (e) to the principal amount outstanding of the Loan (f) to the amount of any other Obligations as are due and payable then outstanding to Lender. Any excess payments and collections received by Lender after satisfaction of the above shall be returned to Borrower.

Section 2.09. Payment “Net Taxes”. The Borrower agrees to pay all amounts owing by it under this Agreement, or the other Loan Documents free and clear of and without deduction for any present or future Taxes (excepting any Taxes assessed on Lender’s income by the United States of America), and

(A) that if it is prevented by operation of law from paying any Taxes, then the interest rate or fees required to be paid under this Agreement, or the other Loan Documents shall be increased by the amount necessary to yield to the Lender interest or fees at the rates specified in this Agreement, or the Other Loan Documents after provision for the payment of all such Taxes and without taking into account any tax benefits accruing to the Lender from such payment;

(B) that it shall at the request of the Lender execute and deliver to the Lender such further instruments as may be necessary or desirable to effect the increase in the interest or fees as provided for in Section (a) immediately above, including a new Note to be issued in exchange for any Note theretofore issued;

(C) that it shall hold the Lender harmless from and against any liabilities with respect to any Taxes (whether or not properly or legally asserted); and

(D) to provide the Lender with the original or a certified copy of evidence of the payment of any Taxes by it, as the Lender may reasonably request, or, if no Taxes have been paid to provide to Lender, at the Lender’s request, with a certificate from the appropriate taxing authority or an opinion of counsel acceptable to the Lender stating that no Taxes are payable.

If Lender shall receive a refund of any Taxes paid by the Borrower pursuant to this Section by reason of the fact that such Taxes were not correctly or legally asserted, Lender shall within sixty (60) days after receipt of such refund pay to the Borrower the amount of such refund, as determined solely by the Lender; provided, however, that in no event shall the amount paid by Lender to the Borrower pursuant to this sentence exceed the amount of Taxes originally paid by the Borrower; and further provided that Lender shall not have any obligation under this Agreement to claim or otherwise seek to obtain any such refund. Lender will however, at the request of Borrower, use commercially reasonable efforts to claim such refund so long as Borrower agrees to bear all documented Lender internal and external costs related to such efforts.

Section 2.10. Currency of Payments. All payments required to be made hereunder, or any of the Loan Documents, shall be payable solely and exclusively in United States Dollars.

Section 2.11. Obligations Unconditional. The obligations of the Borrower under this Agreement and in respect of the Loan shall be absolute and unconditional under all circumstances and irrespective of any setoff, counterclaim or defense to payment (of any type or description, whether as a result of non-compliance with any of the provisions of Loan Documents which the Borrower may have or have had against the Lender or any other Person.

Section 2.12. Voluntary Prepayment. Should the Borrower fail to refinance the Construction Loan with Lender, in accordance with Section 2.17 below, Borrower shall also pay to Lender a termination fee equal to three percent (3%) of the amount of the Construction Loan Limit.

The Borrower may prepay the Permanent Loan subject to the following conditions: (i) Borrower shall provide Lender with not less than thirty (30) days advance written notice of the intended date of prepayment, which date shall be a periodic payment date and (ii) Borrower shall pay a prepayment fee equal to the sum of the applicable “Penalty Percentage” times the amount of the principal balance of the Loan outstanding at the date of prepayment. If the Vessel is sold to a Person who is a Subsidiary, Affiliate, Guarantor, shareholder or manager of the Borrower, the Penalty Percentage shall be one-half percent (.5%) per year or partial year remaining in the term of the Permanent Loan. If the Vessel is sold to a Person which is not a Subsidiary, an Affiliate, Guarantor, shareholder, or manager of the Borrower and is no way related by way of any shared or common ownership or management or, (for a Person which is not a corporate entity, any personal relation to any shareholder or manager of the Borrower) to the Borrower or any Guarantor, the Penalty Percentage shall be one percent (1%) if prepayment occurs during the first 13 months following the Conversion Date and zero percent (0%) thereafter.

Partial prepayments are not permitted.

A notice of prepayment once given by Borrower may only be rescinded if Lender has not, in relying on such notice, undertaken obligations which might cause Lender to incur expenses or liabilities should Lender attempt to rescind such obligations, or should Borrower agree to pay all such expenses or liabilities.

Section 2.13. Commitment Fee. Borrower shall pay to Lender a commitment fee equal to one percent (1%) of the maximum amount of the Construction Loan Limit, all of which shall be deemed fully earned at the time of payment by Borrower, and shall not be subject to rebate except as may be noted in the Commitment Letter or required by Applicable Law. Such fee shall compensate Lender for the costs associated with the origination, structuring, processing, and approving the transactions contemplated by this Agreement, but not including any expenses for which Borrower has agreed to reimburse Lender pursuant to any other provisions of this Agreement or any of the other Loan Documents, such as, by way of example, documentation fees, recording fees, legal fees and expenses.

Section 2.14. Default Rate, Late Payment Fee. Should the Borrower fail to pay any installment of principal or interest or any other Obligation, the Borrower shall pay default interest on such amount equal to the applicable Construction Loan Rate or Permanent Loan Rate, as the case may be, plus nine percent (9.0%) per annum; or, if such rate exceeds the Maximum Rate, then at the Maximum Rate. Additionally, should Borrower fail to pay, within ten (10) days of when due, any installment of principal and interest, then a five percent (5%) late payment fee shall become due and payable on such past due installment. Borrower acknowledges that the cost and expense to Lender attendant upon the occurrence of a late payment is difficult to ascertain or estimate and that the above rate is a fair and reasonable estimate to compensate Lender for such added cost and expense.

Section 2.15. Use of Proceeds. The proceeds of the Construction Loan shall be used exclusively for purposes of completion of the Project and may not be used for any other purpose. The proceeds of the Permanent Loan shall be used solely to refinance with Lender the Construction Loan.

Section 2.16. Prepayment Resulting from Acceleration. If the Lender shall elect acceleration of a Note as one of its remedies pursuant to Section 6, Borrower shall pay all amounts determined in accordance with the computation set forth in Section 2.12, above, as to all amounts then payable hereunder and under such Note.

Section 2.17. Failure to Borrow under the Permanent Loan. In the event the Vessel has been accepted by Borrower, or that Lender, in its reasonable discretion determines that the Vessel should have been or could have been accepted but for the unreasonable actions of Borrower, and Borrower does not pay the Construction Note with proceeds of a Permanent Note with Lender, Borrower shall pay liquidated damages in the amount of three percent (3%) of the Construction Loan Limit on the Construction Loan Maturity Date.

Section 2.18. Term. This Agreement shall remain in effect so long as any sums are owing or any duties or obligations remain to be performed by Borrower to or for the benefit of Lender under the Loan Documents.

SECTION 3. Conditions of Lending

Section 3.01. Conditions Precedent to the Construction Loan. Lender’s obligation to make the initial Advance and each subsequent Advance on the Construction Loan, and Lender’s obligation to convert the Construction Loan to a Permanent Loan, shall be subject to the fulfillment to Lender’s satisfaction of all of the following conditions as well as the additional conditions set forth in this Agreement and the Loan Documents.

(A) Plans, Specifications, and Permits. Lender shall have received and approved a complete set of Plans and Specifications for the Vessel, and Borrower shall have furnished to Lender copies of all permits and requisite approvals of any governmental body necessary for the construction and use of the Vessel.

(B) Licenses, Permits and Consent. Borrower shall have obtained all licenses, permits and consents required in connection with the construction of the Vessel.

(C) Construction Contract. Borrower shall have furnished in form and substance satisfactory to Lender an executed copy of the Construction Contract for the Vessel, signed in certified form by the parties thereto, (including any amendments thereto required by Lender).

(D) Assignment of Construction Contract, Plans and Specifications. Borrower shall have assigned all of its rights under the Project Documents for the Vessel, as additional Collateral for the Loan, by executing and delivering to Lender the Assignment of Construction Contract.

(E) Guaranty Agreement. Delivery of guaranty agreements from Guarantors in favor of Lender in a form and substance satisfactory to Lender.

(F) Security Interest from Borrower. Prior to funding any Milestone Payments, Lender shall have received the Bank Guaranties provided for in the Construction Contract as well as an Assignment of Refund Guarantee executed by Borrower.

(G) Downpayment to Builder. Borrower shall have provided Lender proof of Downpayment in form and substance satisfactory to Lender.

(H) Budget and Milestone Schedule. Lender shall have approved the Milestone Schedule.

(I) Evidence of Insurance/Assignment of Insurance. Evidence of all insurance required under the Security Documents and this Agreement, along with the appropriate assignment of the same to Lender.

(J) Survey. Borrower shall have furnished to Lender a survey prior to each Advance, prepared and certified by Bureau Veritas or a qualified marine surveyor hired by Lender at Borrower’s expense, and providing that the Improvements, constructed in accordance with the Plans and Specifications, have been incorporated into the Vessel in accordance with Borrower’s representations concerning the status of Milestone completion, and certifying the fair market value of the Vessel as and when completed and outfitted in accordance with the Plans and Specifications.

(K) Satisfactory Construction. All work usually done at the stage of construction for which an Advance is requested shall have been done in a good and workmanlike manner and all materials and fixtures usually furnished and installed at that stage of construction shall have been furnished and installed, all in compliance with the Plans and Specifications. Borrower shall also have furnished to Lender such proof as Lender may require to establish the progress of the work, compliance with applicable laws, freedom of the Collateral from liens, and the basis for the requested disbursement.

(L) Proof of Achievement of Milestones. Prior to the initial Advance, Lender must receive appropriate evidence that the initial Milestone with respect to the Vessel has been successfully achieved. For each subsequent Advance requested by Borrower following the initial Advance, Borrower shall have furnished to Lender appropriate evidence that the Subsequent Milestone to which the Advance relates has been successfully achieved. Appropriate evidence of the achievement of any Subsequent Milestone shall consist of (i) written certification by Borrower that it has determined that the Milestone has been successfully achieved, that there does not exist at the time of any Advance a condition that would constitute an Event of Default under this Agreement and that all conditions precedent to the Advance have been satisfied in full; (ii) with respect to Milestones that concern the completion of established stages of construction, completion and outfitting, a certificate from such engineer, architect, or other qualified marine inspector acceptable to Lender that the construction of the Improvements and the Vessel has complied and will continue to comply with all applicable statutes, ordinances, codes, regulations, and similar requirements, and specifying that the stage of completion required under the Milestone has been achieved in accordance with the Plans and Specifications; and (iii) such additional proof as Lender may require. Such additional proof may include additional confirming evidence of the accomplishment of all Milestones preceding the Subsequent Milestone for which the Advance is requested.

(M) Milestone Advance Limits. The maximum amount of any Advance that may be requested in connection with any respective Milestone shall be the Milestone Advance Limit.

(N) Loan To Value. Unless waived by Lender in writing, the ratio of the amount of the Construction Loan to the fair market value of the Vessel as completed shall not exceed eighty percent (80%).

(O) Charter Undertaking. Borrower shall have provided Lender with a written undertaking that Borrower will obtain an assignment of any charter (in accordance with Section 5.1® hereof) on the Vessel at the time of Conversion. Any such charters are subject to the prior approval of Lender (not to be unreasonably withheld).

(P).Intentionally Omitted.

(Q) Loan Documents. Borrower shall have duly executed and delivered to Lender the Construction Note, Security Documents, purchase contracts for engine propulsion, and any other Loan Documents or other documents to which Borrower is a party.

® Organizational Documents. Lender shall have received copies of the articles of incorporation, bylaws, resolutions, organizational documents, certificates (as applicable) of Borrower, certified by an authorized officer, partner, member or manager (as applicable) of Borrower , as being true and correct copies thereof.

(S) Borrower’s and Guarantors’ Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions of Borrower’s board of directors, duly authorizing the execution and delivery of this Agreement, and the other Loan Documents to which it is a party, and the consummation of the Project, and such other authorizations and other documents as Lender in its sole discretion may require.

(T) Certifications. Lender shall have received from the Secretary for the Borrower, certification of the names of the officers, partners, members or managers of Borrower, authorized to obtain advances under this Agreement, to execute and deliver this Agreement, the Construction Note and Permanent Note, the Mortgage Documents and other Security Documents, and other documents or certificates to be delivered pursuant to the Loan Documents by Borrower or any of Borrower’s officers, together with the true signatures of such officers. Lender may conclusively rely on such certificate until Lender shall receive a further certificate of an authorized officer of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate. A good standing certificate with respect to Borrower issued as of a recent date by the Secretary of State or other appropriate and authorized official of Borrower’s jurisdiction of organization.

(U) Opinions of Counsel. Borrower and each Guarantor shall have provided to Lender an opinion of counsel acceptable to Lender advising Lender: (i) that this Agreement and the Loan Documents are enforceable in accordance with their terms, (ii) that this Agreement and the Loan Documents to which Borrower or each Guarantor is a party have been duly authorized by Borrower or Guarantor, as applicable, and executed by Borrower’s, or Guarantor’s, as the case may be, duly authorized representative, (iii) that any and all laws of the Marshall Islands with respect to the availability and transfer of currency required to make payments under this Agreement and the Construction Note and Permanent Note have been and will be met, and (iv) as to such other matters as Lender may require.

(V) Lack of Default. There shall not exist at the time of any Advance a condition which would constitute a Default under this Agreement.

(W) Financial Statements. Lender shall have the current financial statements of all Guarantors required under this Agreement, together with all other financial statements required hereunder.

(X) Warranties and Representations. The representations and warranties contained in Section 4 hereof are true and correct, except to the extent such representations and warranties relate solely to an earlier date.

(Y) No Material Adverse Change. There shall not have occurred any change in events or conditions as existing on the date of execution of this Agreement having a Material Adverse Effect.

(Z) Payment of Fees and Expenses. Borrower shall have paid to Lender all fees and expenses specified in this Agreement or the Commitment Letter as may then be due and payable, including the commitment fee due in connection with the Construction Loan.

(aa) Escrow Agreement. All conditions of the Escrow Agreement among Builder, Borrower, Lender, and Lender’s counsel have been satisfied including, but not limited to, delivery of the original Bank Guarantee for the Milestone.

(ab) Conditions in Other Documents. Borrower shall have satisfied all other conditions to funding the Construction Loan contained in any of the Loan Documents.

Section 3.02. Funding Deadlines for all Construction Loans. Lender will be under no obligation to fund any Advance under the Construction Loan (regardless of the stage of completion of the Vessel) later than the Final Funding Deadline.

Section 3.03. Disbursement of Construction Loan proceeds. The following provisions relate to the disbursement of funds for an Advance under the Construction Loan.

Advance Request. Each application shall be stated on a payment request form, substantially in the form of Exhibit N hereto, approved by Lender, executed by a representative of Borrower duly authorized to request advances under this Agreement, and supported by such evidence as Lender shall reasonably require. Borrower verifies that any person listed on Exhibit O of this Agreement is authorized to request Advances. Each such application shall be sent by Borrower to the office of Lender as provided in Section 8.2. of this Agreement. Borrower shall apply only for Advances for Total Construction Costs actually or to be incurred and for Materials (including owner furnished equipment) incorporated or to be incorporated into the Project for the Vessel and actually or to be delivered to the Builder’s shipyard. Each Advance Request shall include a certificate by Borrower certifying that the Subsequent Milestone has been achieved (or in the case of the initial Advance, that the initial Milestone has been achieved). All such certificates shall be accompanied by appropriate evidence of the achievement of such Milestone. The amount of the requested Advance shall not exceed the amount of the Milestone Advance Limit which corresponds to the particular Milestone for which Borrower has requested the Advance and as to which Lender has received appropriate proof of achievement. Each Advance Request shall be deemed a certification of Borrower that, as of the date of such application, all representations and warranties contained in this Agreement are true and correct, and that Borrower is in compliance with all of the provisions hereof.

Section 3.04. Final payment to Builder; conditions to final Construction Loan Advance. Upon completion of the Project for the Vessel and fulfillment of the Construction Contract for the Vessel to the satisfaction of Lender and provided that all conditions precedent are met and that the Construction Loan Limit and Milestone Advance Limit limitations are not exceeded, Lender shall make an Advance to cover the final payment due to the builder upon delivery to Lender of appropriate proof that the claims of any person with a potential or existing lien or privilege arising in connection with the Project (other than the claims of Lender) have been satisfied in full as provided under applicable law. Construction shall not be deemed complete for purposes of final disbursement with respect to any Construction Loan, and the final Advance and final Milestone Payment under such loan will not be made, unless and until Lender shall have received or verified all of the following:

(A) Borrower’s continued compliance with all requirements under Section 3.01 of this Agreement;

(B) Evidence satisfactory to Lender that all work under the Project with respect to the Vessel requiring inspection by any governmental authority with jurisdiction has been duly inspected and approved by such authority, and that all parties performing work have been paid, or will be paid, for such work, including receipt of a Certificate of No Liens from Builder;

(C) A certification by Bureau Veritas (“BV”) or another qualified inspector acceptable to Lender that the Project with respect to the Vessel has been completed substantially in accordance with the Plans and Specifications and the Construction Contract, that the final Milestone has been satisfied, and that the Vessel is seaworthy and ready for use and occupancy;

(D) A survey following construction completion, prepared and certified by BV or another qualified marine surveyor hired by Lender at Borrower’s expense certifying the fair market value of the Vessel as completed, sufficient to result in a Permanent Loan amount of not more than eighty percent (80%) of the fair market value of the Vessel.

(E) Acceptance of the completed Vessel by Borrower, as reflected in a Delivery and Acceptance Certificate in a form reasonably acceptable to Lender;

(F) All documents required by the Escrow Agreement have been deposited with the escrow agent, including but not limited to, all original Bank Guarantees and the documents needed to document the Vessel as a Marshall Islands Vessel, to title the Vessel in Borrower, and to secure Lender’s mortgage on the Vessel have been approved by the Marshall Islands registry;

(G) A minimum equity contribution of twenty (20%) of the Contract Purchase Price of the Vessel has been made by the Borrower in a form acceptable to Lender;

(H) Borrower shall have executed, duly authenticated and delivered the Mortgages with respect to the Vessel and the Collateral Vessel which shall have been registered in the Shipping Registry of the Marshall Islands and shall have executed, duly authenticated and delivered a second preferred mortgage on the Vessel in a form agreed by Lender and in favor of Lender which shall have been registered in the Shipping Registry of the Marshall Islands as additional security under the loan agreement between Borrower and Lender dated as of July 15, 2004;

(I) Evidence that Borrower has obtained all insurance and protection and indemnity coverages as are required under the Mortgage Documents affecting the Vessel;

(J) Borrower shall have delivered to Lender on or before the Conversion Date opinion letters of counsel acceptable to Lender, advising Lender (i) that the Mortgage granted by Borrower to Lender in the Vessel is first in priority, (ii) that the Mortgage granted by the Borrower to the Lender in the Collateral Vessel is second in priority, (iii) that the second mortgage in the Vessel granted by Borrower to Lender as security for a loan by Lender to Borrower relating to the Collateral Vessel is second in priority to the Lender’s first priority Mortgage in the Vessel and (iv) that all such first and second priority Mortgages are duly executed, delivered, valid and enforceable against Borrower ;

(K) Evidence satisfactory to Lender that all licenses have been obtained by Borrower and are in full force and effect to operate the Vessel according to its intended use, and that all advisable certifications have been obtained;

(L) A successful operational trial of the Vessel for its intended use shall have been completed to the satisfaction of Lender, as reflected in a Report of Satisfactory Sea Trial and Engine Trial delivered to Lender;

(M) Evidence of satisfactory completion of applicable certification inspections, and certification of no liens in connection with the Construction Contract;

(N) Lender shall have received from the Borrower satisfactory evidence that it has received the appropriate governmental exchange control authorization for the transactions contemplated hereby if applicable;

(O) Confirmation that the Loan amount does not exceed the Permanent Loan Limit;

(P) Any of the conditions specified in the Commitment Letter which are not expressly listed herein (so long as such conditions are not specifically inconsistent with the requirements of this Agreement, in which case this Agreement shall prevail);

(Q) Intentionally Omitted;

®	Confirmation that Borrower has obtained Lender’s prior approval (not to be unreasonably withheld) for (i) the Borrower’s charter structure involving an Angolan joint venture or local agent and any changes to the charter structure, (ii) for wording to be included in all charters of the Vessel confirming the subordination of the charter to Lender’s security, and (iii) that Borrower has assigned to Lender all charters requiring assignment (in accordance with Section 5.1® hereof) relating to the Vessel at the time of Conversion and that the assignment has been confirmed by charterer;

(S) If applicable, Debt Subordination Agreements properly executed and in form and substance satisfactory to Lender;

(T) Confirmation that the Vessel meets all statutory and legal guidelines, as defined and confirmed by Lender, for entry into applicable waters and Borrower has secured all necessary permits required to operate the Vessel;

(U) Borrower has paid all fees, stamp, duty, assessments, sales, use property and other taxes arising in connection with the Permanent Loan under Applicable Law;

(V) New Caterpillar® diesel propulsion engines together with new Caterpillar® generator sets for auxiliary power have been purchased from a seller approved by Lender and installed in the Vessel;

(W) The Vessel has been built to international standards acceptable to Lender and has been certified under survey of the BV with a class rating acceptable to Lender;

(X) Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied;

(Y) Since the date of the financial statements, attached hereto as Exhibit E, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or the existence or value of any collateral, or any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect;

(Z) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages from any Person in respect of, the consummation of the transactions contemplated hereby in which, in Lender’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents;

(aa) Intentionally omitted;

(ab) certificate of no rebate from suppliers, government agencies, and other parties deemed necessary by Lender;

(ac) The representations and warranties of Borrower set forth herein and other Loan Documents are and shall remain true, correct and complete in all material respects; and

(ad) Such other documents, certification, acknowledgments or opinions of counsel or other experts respecting the Loan Documents, the Mortgage Documents or any other related Documents as Lender shall reasonably request, including certificates of ownership reflecting Borrower’s 100% ownership of the Vessel and the filing of the Mortgage Documents.

(ae) Certifications of Borrower disclosing all rebates, commissions, investments, etc. related to the Construction Contract.

If Lender elects to make the Loan hereunder prior to the fulfillment of any of the conditions precedent set forth in this Section, the making of such Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall use its best efforts to fulfill each such condition promptly.

Section 3.05. Documentation of the Vessel, Durable Irrevocable Power of Attorney to Execute Preferred Ship Mortgages and other Security Documents. Upon completion of the Vessel, Borrower agrees that it will document the Vessel as a Marshall Islands vessel with the Marshall Islands registry of ships pursuant to the provisions of applicable regulations. Borrower will execute the Mortgages, in the form of mortgages attached hereto, immediately upon applying to document the Vessel, and shall submit such Mortgages to the office of the Deputy Commissioner of Maritime Affairs of the Republic of the Marshall Islands for registration in conjunction with the application for documentation. In conjunction with the execution of such Mortgages and the documentation of the Vessel, Borrower will obtain an official number for the Vessel, which shall be included in the blank spaces for such information contained in the form mortgage attached hereto. Borrower shall further execute such documents as may be necessary in Lender’s sole opinion to perfect or preserve the first preferred lien of Lender’s interests in the Collateral (and, in the case of the second preferred Mortgage, the second preferred lien of Lender’s interests). Borrower hereby appoints Lender as its irrevocable mandate and agent, coupled with an interest for the duration of this Agreement to execute such documents, including without limitation documentation papers with the registry of ships and the preferred ship mortgage on the Vessel, as may be necessary or advisable in Lender’s sole discretion to perfect or preserve Lender’s first preferred interests in the Collateral (and, in the case of the second preferred Mortgage, the second preferred lien of Lender’s interests), but only after an Event of Default under this Agreement. This power shall be deemed coupled with an interest and shall be irrevocable while any sum or performance remains due and owing under this Agreement or any of the Loan Documents.

Section 3.06. Conditions to Permanent Loan. Lender’s agreement to convert the Construction Loan to a Permanent Loan is conditioned upon the successful funding of the final Advance under the Construction Loan pursuant to Section 3.04 on or before the Vessel Acceptance Date, and the continuing satisfaction of all conditions set forth in Sections 3.01 and 3.04. On the Vessel Acceptance Date, Lender agrees to convert the Construction Loan to a Permanent Loan, up to the Permanent Loan Limit, upon Borrower’s satisfaction of the following conditions:

(A) all conditions to the funding of the final Advance to the Construction Loan have been satisfied; including, without limitation, the filing of the Mortgages with respect to the Vessel and the Collateral Vessel in conformance with the laws of the Marshall Islands;

(B) Borrower shall deliver to Lender on the Conversion Date a Permanent Note with respect to such Permanent Loan;

(C) there shall be no Default under this Agreement; and

(D) Borrower shall have paid to Lender the difference, as of the Conversion Date, between the balance of the Construction Loan and the Permanent Loan Limit, should the Construction Loan exceed the Permanent Loan Limit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants the following to the Lender as of the date hereof and for the entire term of this Agreement:

Section 4.1. Corporate Existence. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

Section 4.2. Authorization of Borrowing; No Conflict as to Applicable Law or Agreements. The Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents to which it is a party, to conduct its business as presently conducted and to own and operate its Property. The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents and the borrowing hereunder, have been duly authorized by all necessary corporate action and shareholders’ approval and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (except those set forth in Exhibit D, each of which has been given or obtained and is in full force and effect on the date hereof), (ii) violate any provision of any Applicable Law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the charter or bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement (including, without limitation, any such agreements in effect as of the date hereof between the Borrower and any Bank) or any other agreement, lease or instrument to which the Borrower is a party or by which it or its Property may be bound or affected (except for those with Persons who have consented thereto), and (iv) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

Section 4.3. Legal Agreements. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with their respective terms. Each of the Loan Documents to which the Guarantors are a party, when delivered will be a legal, valid and binding obligation of Guarantors enforceable against them in accordance with its respective terms.

Section 4.4. Financial Condition. The Borrower and Guarantors have heretofore furnished the following financial statements to Lender: The annual audited consolidated financial statements of the Borrower as of the close of the Fiscal Years set forth on Exhibit E. Such financial statements present fairly in all material respects the financial condition of the Borrower on the dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with GAAP. There are no liabilities of the Borrower or any Subsidiary of Borrower, or Guarantor, fixed or contingent, which are material and are not reflected in the financial statements or the notes thereto, other than liabilities arising in the ordinary course of business since the date of the last financial statement referred to hereinabove.

Section 4.5. Accuracy of Information. The financial statements referred to in Section 4.4 do not, nor does any other written statement furnished by the Borrower or any Guarantor in connection with this Agreement, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. All information supplied to Lender by or on behalf of the Borrower with respect to the assets or any other Property of the Borrower, any Guarantor or any Subsidiary of Borrower (whether prior to the date of this Agreement, as part of this Agreement, or after the date of this Agreement) is and shall be true and correct in all material respects.

Section 4.6. Adverse Change. Except as otherwise disclosed to Lender in writing in connection with this Agreement, there has been no change in the business, assets, liabilities, business prospects, Property or condition (financial or otherwise) of the Borrower which would have a Material Adverse Effect on the business, Property or financial condition of the Borrower since the date of the latest financial statement referred to in Section 4.4.

Section 4.7. Adverse Fact. Other than general economic conditions, no fact is known to the Borrower, as of the date hereof, which has had or can reasonably be expected in the future to have a Material Adverse Effect which has not been previously disclosed to Lender by the Borrower in writing.

Section 4.8. Solvent Financial Condition. The Borrower is now, and after giving effect to the Loan to be made under this Agreement will be at all times, Solvent.

Section 4.9. Operation of Business. The Borrower and each Subsidiary and Affiliate of the Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, free from unduly burdensome restrictions and adequate for the conduct in all material respects of their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each Subsidiary is not in violation of any valid rights of others with respect to any of the foregoing. During the five (5) year period immediately preceding the date of this Agreement, Borrower has had no office or place of business located in any state or county other than as set forth in Exhibit F.

Section 4.10. Title to Property The Borrower has good, valid and marketable title to all its material Property and assets, both real and personal (except for such material property as has been sold or otherwise disposed of in the ordinary course of business since the date hereof).

Section 4.11. Absence of Liens Other Than Permitted Liens The Collateral will not be subject to any Lien or the terms of any security agreement during the term hereof, other than the Permitted Liens.

Section 4.12. Subsidiaries, Affiliates, and Ownership of Stock Set forth in Exhibit G hereto is a complete and accurate list of the Subsidiaries and Affiliates of the Borrower, showing (i) the correct name of each of the Subsidiaries and Affiliates of the Borrower, the jurisdiction of incorporation and the percentage of its voting stock owned by the Borrower; (ii) the name of each of the Borrower’s corporate or joint venture Affiliates and the nature of the affiliation; (iii) the number, nature and holder of all outstanding securities of the Borrower and each Subsidiary and Affiliate of the Borrower; and (iv) the number of authorized, issued and treasury shares of the Borrower and each Subsidiary and Affiliate of the Borrower. All of the outstanding capital stock of each Subsidiary and Affiliate has been validly issued, is fully paid and nonassessable. The Borrower has good title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien other than Permitted Liens.

Section 4.13. Stamp, Duty, Documentary and Withholding Taxes. No stamp, duty or documentary taxes or charges imposed by the government of the Marshall Islands or any taxing authority thereof or therein are payable on or in connection with the Agreement, the Construction Note or Permanent Note, the Loan Documents or any related documents. Borrower has paid or shall pay when due all applicable deductions or withholdings for or on account of any Taxes, levies, duties, fees, deductions or withholding, restrictions or conditions of any nature imposed by or on behalf of the Marshall Islands or any taxing authority whatsoever on the payments by Borrower to Lender of the Loan hereunder.

Section 4.14. Corporate Names. During the preceding five (5) years, Borrower has not been known as or used any corporate, fictitious or trade names except as disclosed on Exhibit M hereto. Except as set forth on Exhibit M, Borrower has not, during the preceding five (5) years, been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

Section 4.15. Business Locations. The principal place of business and main executive office of the Borrower and other current business locations (including leased locations) are set forth on Exhibit F hereto.

Section 4.16. Debt Set forth in Exhibit H hereto is a complete, accurate and correct list of all credit agreements, indentures, purchase agreements, guarantees, surety agreements, capitalized leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower, Guarantors or any Subsidiary is in any manner directly or contingently obligated for an amount greater than One Million United States Dollars ($1,000,000.00). The maximum principal or face amounts of the credit in question which are outstanding and which can be outstanding are correctly stated, and all mortgages, deeds of trust, pledges, Liens, security interests, or other charges or encumbrances of any nature given or agreed to be given as security therefor are correctly described or indicated in such exhibit.

Section 4.17. Compliance with Applicable Laws and Regulations; Governmental Consents. The Borrower, in the conduct of all of its business affairs, has complied in all material respects with the requirements of all Applicable Laws and regulations noncompliance with which would have a Material Adverse Effect. Except as set forth in Exhibit D, there have been no citations, notices or orders of noncompliance (that have not been complied with or withdrawn), issued to the Borrower under any Applicable Law which would have a Material Adverse Effect.

Except as set forth in Exhibit D, the Borrower has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to continue and to conduct in all material respects its business as heretofore conducted (or proposed to be conducted) by it and to own or lease and operate in all material respects its Properties as now owned or leased by it.

Section 4.18. Taxes. The Borrower, each Guarantor and such Subsidiaries of each, as applicable, have filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental charges that are reflected on such returns except and to the extent only that such taxes, assessments, fees and charges are being actively contested in good faith and by appropriate proceedings and the Borrower, each Guarantor or Subsidiary has established adequate reserves on its books therefor. The provision for taxes on the books of the Borrower, each Guarantor and each of such entities’ Subsidiaries are, insofar as known to the Borrower, adequate for all years not closed by applicable statutes and for its current fiscal year. Except as disclosed in the financial statements furnished to Lender in accordance with Section 4.4, the Borrower knows of no proposed material tax assessment against it or any Guarantor or any of Borrower’s or such Guarantor’s Subsidiaries and no extension of time for the assessment of federal, state or local taxes of any Guarantor or any of such Guarantor’s Subsidiaries is in effect or has been required.

Section 4.19. Litigation. Except as set forth in Exhibit I, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting any Guarantor, Borrower or any Subsidiary of either of them, or the Property of any Guarantor, Borrower or any Subsidiary of Borrower, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Guarantor, Borrower or any such Subsidiary of either (as the case may be), would have a Material Adverse Effect.

Section 4.20. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments, and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, unless the failure to cure such default would not have a Material Adverse Effect.

Section 4.21. Labor Disputes; Acts of God. Except as set forth in Exhibit J, neither Borrower, any Guarantor, nor any of their respective Subsidiaries is a party to any collective bargaining agreement and there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Guarantor’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Neither the business nor the Property of Borrower, any Guarantor or any of their respective Subsidiaries are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which would have a Material Adverse Effect.

Section 4.22. Surety Obligations. Except as set forth in Exhibit H, the Borrower is not obligated as surety or indemnitor under any surety or similar bond or other contract and has not issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

Section 4.23. Other Agreements. Neither Borrower, nor Guarantors, nor any Subsidiary of Borrower is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect. Guarantors, Borrower and each Subsidiary of Borrower is not in default in any material respect of any term of its charter or bylaws or in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party. No event has occurred and no condition exists which, upon consummation of the transactions contemplated by this Agreement, would constitute a default under the Construction Note or Permanent Note or other evidence of indebtedness of Borrower or a Default or an Event of Default.

Section 4.24. No Exchange Approvals. There are no exchange approvals required for the execution of the Agreement, the Construction Note or Permanent Note, or the Loan Documents and the Borrower will be permitted to purchase sufficient freely transferable United States Dollars for the payment of all amounts due under such agreements and documents if applicable.

Section 4.25. Civil Acts; No Immunity. Borrower is subject to civil and commercial law with respect to its obligations under this Agreement. Each Guarantor is subject to civil and commercial law with respect to its obligations under the guaranty agreement to which it is a party. Each of the execution, delivery and performance of this Agreement by Borrower and the execution, delivery and performance of the guaranty agreements by Guarantors constitutes a commercial act as opposed to a governmental act. Neither Borrower nor Guarantors (nor the Property of each) enjoy, in the courts or under the laws of the Marshall Islands any right of immunity from suit, setoff or attachment or execution on a judgment in respect of the obligations of Borrower or Guarantors under this Agreement or any other Loan Document.

Section 4.26. No Presence or Registration Required of Lender. The Lender will not be deemed to be a resident of the Marshall Islands as a result of the Loan made to the Borrower hereunder, and the Lender will not be required to be licensed or in any way qualified to do business in the Marshall Islands in order to enforce its rights under the Agreement or any Loan Document.

Section 4.27. Legal Effect. Except for registration of the Mortgages at the Office of the Deputy Commissioner of Maritime Affairs of the Republic of the Marshall Islands, to ensure the validity of the obligations of the Borrower and the admissibility in evidence of the Loan Documents it is not necessary that any of the Loan Documents be filed or recorded with any court or any other authority in the Marshall Islands.

Section 4.28. Plans and Specifications. The Plans and Specifications for the Vessel are accurate and complete. The Vessel will be completed in accordance with the Plans and Specifications (subject to Permitted Changes).

Section 4.29. Ownership of Vessel and Materials. Under the Construction Contract, Borrower shall be the immediate owner of the Vessel and the improvements for such Vessel as and when constructed and paid for, and title to work comprising such Vessel and Improvements shall immediately vest in Borrower as and when constructed, and paid for , without any further act by Builder, to the fullest extent permitted under applicable law. Similarly, title to all Materials shall vest in Borrower immediately upon their delivery to Builder’s shipyard to the extent paid for by Borrower, without any further act of Builder, to the fullest extent permitted under applicable law.

SECTION 5. COVENANTS AND CONTINUING AGREEMENTS

Section 5.1. Affirmative Covenants. The Borrower and, as applicable, each Guarantor, covenants that from the date hereof so long as this Agreement shall be in effect or the Loan shall be outstanding or any amounts owed by the Borrower to the Lender shall remain unpaid and unless otherwise consented to by Lender in writing, with such consent not to be unreasonably withheld or delayed:

(A) Financial Statements; Other Information. The Borrower and Guarantors will deliver to Lender:

(i)	As soon as available but not later than ninety (90) days after the end of each fiscal year of the Seabulk International, Inc., complete copies of the consolidated financial reports of Seabulk International, Inc. and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of Seabulk International, Inc. and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by independent chartered accountants of international standing;

(ii)	As soon as available but no later than ninety (90) days after the end of each fiscal year of the Seabulk International, Inc., complete copies of the consolidated financial reports of the Seabulk International, Inc. and its Subsidiaries, all in reasonable detail, which shall include at least the consolidated balance sheet of Seabulk International, Inc. and its Subsidiaries, excluding the Lightship Tanker Entities, as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be unaudited, but certified to be true and complete by the chief financial officer of Seabulk International, Inc.;

(iii)	As soon as available but not less than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Seabulk International, Inc., a quarterly interim consolidated balance sheet of the Seabulk International, Inc. and its Subsidiaries and the related consolidated profit and loss statements and sources and use of funds, all in reasonable detail, unaudited by certified to be true and complete by the chief financial officer of the Seabulk International, Inc.;

(iv)	Within ten (10) days of the filing thereof, copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and other material filings which Seabulk International, Inc. shall have filled with the SEC or any similar governmental authority; and

(v)	Promptly upon the mailing thereof to the shareholders of the Seabulk International, Inc., copies of all financial statements, reports, proxy statements, notices or other communications transmitted to all of the Seabulk International, Inc.’s shareholders;

(vi)	At such time as the financial statements described in Section 5.1 (A) are delivered, a certificate of Seabulk International Inc.’s Chief Financial Officer (1) certifying Seabulk International Inc.’s compliance with each of its covenants contained herein and showing the calculations thereof in reasonable detail and (2) stating that the financial statements delivered in accordance with Section 5.1(A) are complete and correct in all material respects and present fairly the financial condition and results of operations of the Seabulk International Inc. and its Subsidiaries as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied (subject as to interim statements to normal year-end adjustments); and

(vii)	Any other information regarding Seabulk International, Inc. that is material to the Loan Documents or as Lender may reasonably request.

(viii)	Notice of Litigation. Immediately after the commencement thereof, notice in writing of all litigation and of all administrative proceedings before any state or federal court or any governmental or regulatory agency, bureau or commission affecting the Borrower or any Subsidiary or any of its Properties or the Property of any Subsidiary, whether or not the claim is considered by the Borrower to be covered by insurance, which may have a Material Adverse Effect or which seek a monetary recovery against the Borrower in excess of Two Hundred Fifty Thousand United States Dollars ($250,000.00), along with, if requested in writing by Lender, an opinion of the Borrower’s counsel regarding the circumstances underlying and merit of such litigation or proceedings;

(ix)	Guarantor Financial Statements. Each Guarantor shall provide Lender with unaudited annual financial statements prepared in accordance with U.S. GAAP or equivalent acceptable to Lender no later than 180 days after the end of each fiscal year.

(x)	Notice of Change in Ownership. Promptly upon the occurrence thereof, a written notice of the retirement of any Principal of the Borrower or a change in ownership of any Subsidiary. For the purposes of this Section, the term “Principal” shall mean an individual who: owns the entire interest in an unincorporated trade or business; in the case of a partnership, is a general or limited partner who owns, directly or indirectly, ten percent (10%) or more of either the capital interest or the profits interest in such partnership; or, in the case of a corporation, owns, directly or indirectly, ten percent (10%) or more of the fair market value of the stock of that corporation, whether voting or non-voting, common or preferred.

(xi)	Notice of Claimed Default Under Other Agreements. Promptly after learning of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of the Borrower with an outstanding principal balance in excess of One Hundred Thousand United States Dollars ($100,000.00), a written notice specifying the notice given or action taken by the holder of such Indebtedness, as the case may be, and the nature of the claimed default and what action the Borrower is taking or proposes to take with respect thereto;

(xii)	Statements or Reports to Other Parties. Promptly after the furnishing thereof, copies of any material statements or reports furnished to any other lender or governmental authority, in the Marshall Islands or elsewhere including, but not limited to, any reports prepared pursuant to the terms of any credit agreement or indenture, loan, credit or similar agreement and not otherwise required to be furnished to Lender pursuant to any other paragraph of this Section 5.1(A).

(xiii)	Notice of Regulatory Action. Immediately upon becoming aware of any action or proceeding instituted by any federal, state or other regulatory agency which might materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or otherwise with respect to the Loan, a written notice describing such action or proceeding and the status thereof.

(xiv)	Notice of Labor Dispute. Promptly after Borrower’s learning of any labor dispute to which the Borrower may become a party, any strikes or walkouts relating to any of its plants or their facilities, or the expiration of any labor contract to which it is a party or by which it is bound, a written notice describing such strike, walkout or condition and the status thereof.

(xv)	Requested Information. From time to time and promptly upon the request of Lender, such data, certificates, reports, statements, opinions of counsel and other experts, documents or further information or assurances bearing upon or related to this Agreement, or the business, assets, liabilities, financial condition, results of operations, or business prospects of the Borrower as Lender may reasonably request (including, without limitation, federal income tax returns of the Borrower, accounts payable ledgers, and bank statements), in each case in form and substance, and certified in a manner, satisfactory to Lender.

(xvi)	Annual Statements of Borrower. The internal year end financial statements of the Borrower within one hundred eighty (180) days of each year end. The statements shall be prepared in a manner that reflects all relevant facts in reasonable detail to evidence, and the computation as to, whether the Borrower is in compliance with the requirements set forth in this Agreement.

(B) Compliance with Applicable Laws and Regulations; Payment of Taxes and Claims. The Borrower shall comply and cause each Subsidiary to comply with all Applicable Laws, rules, regulations and orders including, without limitation, all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of employees’ income, unemployment, social security, sales and excise taxes, other Taxes, which failure to comply with might have a Material Adverse Effect, and shall also comply with, perform and observe and cause each Subsidiary to comply with, perform and observe, all material covenants, provisions and conditions in connection with all other loan or credit agreements to which it or any such Subsidiary is a party. The Borrower shall timely file, and cause each Subsidiary to file, all federal, state and local tax returns or extensions and other reports the Borrower or such Subsidiary is required by law to file, and maintain, and cause each Subsidiary to maintain, adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any Property belonging to it. The Borrower shall pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it, its income and Properties as and when such taxes, assessments and charges are due and payable, except and to the extent only that such taxes, assessments and charges are being actively contested in good faith and by appropriate proceedings, the Borrower promptly notifies Lender in writing of such contest, the Borrower (or such Subsidiary) maintains adequate reserves on its books therefor and the nonpayment of such taxes, assessments and charges does not result in a Lien upon any Properties of the Borrower (or such Subsidiary) other than a Permitted Lien. The Borrower shall also pay and discharge any lawful claims which, if unpaid, might become a Lien against any of the Borrower’s Properties except for Permitted Liens.

(C) Insurance. Borrower shall obtain and maintain insurance at its expense on the Vessel in accordance with the terms of this Agreement and the Mortgage Documents. As to other business properties owned by Borrower and its Subsidiaries, Borrower and each Subsidiary of Borrower shall obtain and maintain insurance, with insurers believed by Borrower and each such Subsidiary to be responsible and reputable and reasonably acceptable to Lender, in such amounts and against such risks in which Borrower and each Subsidiary operates or as may be required by any Applicable Laws, orders ore regulations or as may reasonably be requested by Lender. Upon the written request of Lender, Borrower and each Subsidiary shall promptly, and in all events within ten (10) days of the date on which Borrower receives such request, provide Lender with evidence of the insurance coverage required under this Section. Additionally, Borrower and each Subsidiary of Borrower shall provide not less than thirty(30) days (fifteen (15) for P&I) advance written notification to Lender in the event of cancellation or material change in the terms of such coverage.

During the term of the Construction Loan, Borrower shall cause the Builder to maintain at Builder’s expense, the following insurance in forms and amounts acceptable to Lender:

(i)	Broad form Builder’s Risk Insurance, listing Lender and Borrower as additional assureds, and property damage insurance with respect to all Materials and Vessel Equipment delivered to Builder’s yard, naming Lender and Borrower as co-loss payees for all physical damage insurance, containing a union or standard mortgage clause in such amounts and with such deductibles as may be required by Lender.

(ii)	Borrower must also purchase pre-delivery P&I insurance (covering crew risks only) on forms and in amounts acceptable to Lender, naming Lender as loss payee.

Insurance requirements during the term of the Permanent Loan shall be as follows:

(i)	Marine hull and machinery insurance in an amount equal to 120% of the original Loan amount (including without limitation, navigation and port risk) under the most current form acceptable to Lender as determined at the time of the issuance of the policies in question issuing against the usual risks covered by such forms. The hull and machinery policy must be written on an Insured/Agreed Value basis. Lender shall be named as an additional assured on this policy as well as loss payee.

(ii)	Protection and Indemnity Insurance and Pollution insurance shall be obtained for the Vessel through enrollment in one of the International Group P&I Clubs. The Vessel shall be insured on a full mutual rules basis for “protection and indemnity” in an International Group P&I club on terms not less wide than the cover provided under the current rules of the West of England. In addition, Lender’s interest in the Vessel shall be noted by any Protection and Indemnity Club in which such Vessels are enrolled.

(iii)	Mortgagee’s interest insurance coverage in an amount not less than 120% of the original Loan amount in favor of Lender.

(iv)	To the extent not covered by the coverage obtained in accordance with subclause (i) above, marine general liability insurance, covering all operations of Borrower with respect to the Vessel in all areas in which it is operated. Such insurance shall contain no exclusion, restriction or limitation relating to explosion, collapse and underground property damage hazards, and shall contain a deletion of any watercraft exclusion. Such insurance shall contain marine products hazard coverage, completed operations hazard coverage, and if required by Lender, contractual liability insurance specifically covering the liabilities assumed under the Security Documents. Such insurance shall name Lender as additional assured and loss payee.

(v)	If applicable, such worker’s compensation, employer’s liability or other similar or related insurance coverage relating to Borrower’s employees as may be required by the laws of the jurisdiction(s) in which Borrower conducts operations, or as may be reasonably required by Lender.

(vi)	War risk coverage as deemed necessary by Lender and naming Lender as additional assured and loss payee.

(vii)	Mortgagees additional perils coverage in an amount not less than 120% of the original loan amount in favor of Lender.

(viii)	Any additional insurance as deemed necessary by Lender, consistent with what a prudent owner of a similar vessel would maintain.

All insurance required under this Section 5.1(C) shall be taken out in the name of Borrower and in the name of Lender as assured, if Lender shall so request at any time. If applicable, Lender shall also be named loss payee under all such policies. Disposition of the proceeds of insurance shall be subject to the provisions of the Security Documents. All policies for such insurance so taken out shall, unless otherwise consented to by Lender, provide that (A) there shall be no recourse against Lender for the payment of premiums or commissions, (B) if such policies provide for the payment of club calls, assessments or advances, there shall be no recourse against Lender for the payment thereof and (C) at least thirty (30) days (fifteen (15) days for P&I) prior written notice of any cancellation or modification of any element of insurance coverage provided for herein shall be given to Lender by the insurance underwriters. All policies of insurance required hereunder shall contain a waiver of subrogation with respect to Lender and its assigns and shall contain deductible limits acceptable to Lender. All such policies shall provide that they are primary insurance with respect to any insurance carried by Lender or its assigns, and that any “Other Insurance Clause” contained in Borrower’s insurance shall be inoperative as to Lender and its assigns. In addition, any policy shall not contain any provision under which Borrower is a co-insurer. Borrower shall not, without the prior written consent of Lender, do any act, or voluntarily suffer or permit any act to be done, whereby any insurance required by this Section 5.1(C) shall or may be suspended, impaired or defeated, or suffer or permit the Vessel to engage in any voyage or to carry any cargo not permitted under the policies of insurance then in effect without procuring insurance satisfactory to Lender covering the Vessel in all respects for such voyage or the carriage of such cargo.

Underwriters on all insurance’s must be acceptable to Lender and must maintain a Best Rating (or equivalent) of B+, 10 or better. Borrower shall deliver to Lender certificates of insurance and a broker’s confirmation letter from a firm of marine insurance brokers acceptable to Lender confirming that the insurance maintained by Borrower complies in all respects with the applicable requirements of this Section 5.1(C).

(D) Preservation of Corporate Existence. The Borrower and each Subsidiary shall preserve and maintain its corporate existence and obtain and keep in force any and all rights, privileges, licenses, permits, patents, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business; provided, however, that the Borrower or any Subsidiary shall not be required to preserve any such rights, privileges, licenses, permits, patents, and franchises or, in the case of any Subsidiary, its corporate existence, if (i) its Board of Directors shall determine that the preservation thereof is no longer desirable or necessary in the conduct of the current business of the Borrower or such Subsidiary and (ii) the loss thereof is not disadvantageous in any material respect to the Lender or any subsequent holder of any Loan and would not have a Material Adverse Effect.

(E) Inspection. At any reasonable time or normally when necessary, upon one week’s prior notice to the Borrower, the Lender or any agents or representatives thereof (at its own expense) shall be allowed to examine and make and prepare copies of and abstracts from the records and books of account of, and visit and inspect the Property of, the Borrower and each Subsidiary and to discuss the affairs, finances and accounts of the Borrower with any officer of the Borrower. Provided however, Borrower agrees that any failure by Lender to provide such prior notice shall not be an event of default by Lender.

(F) Maintenance of Property, Etc. The Borrower and each Subsidiary shall maintain and preserve all of its Property necessary in the proper conduct of its current business in good working order and condition, ordinary wear and tear excepted.

(G) Maintenance of Records and Books of Account. The Borrower shall keep and cause each Subsidiary to keep accurate records and books of account, in accordance with GAAP consistently applied reflecting all its financial transactions.

(H) Maintenance of the Vessel. Borrower, at its sole expense, will be required to maintain the Vessel in good operating order, repair, and condition, and in particular will be required to maintain it’s Caterpillar® manufactured equipment according to published guidelines from Caterpillar, concerning specifically engines in this type of application. For the purposes of this section, “maintenance” shall include, but not be limited to, fuel and oil analysis, cooling system maintenance, minor and major overhauls, and care of auxiliary equipment which may affect the operation or function of the main propulsion engines.

(I) Minimum Adjusted EBITDA to Adjusted Interest Expense. Seabulk International, Inc. shall maintain a ratio determined as of the last day of each of Seabulk International Inc.’s fiscal quarters commencing June 30, 2004 of adjusted EBITDA to Adjusted Interest Expense as follows:

(i) Through the fiscal quarter ending December 31, 2004, not less than 2.75 to 1.00;
(ii) Through the fiscal quarter ending December 31, 2005, not less than 3.00 to 1.00; and
(iii) Thereafter , not less than 3.25 to 1.0

(J) Minimum Adjusted Tangible Net Worth. Seabulk International, Inc. must maintain an Adjusted Tangible Net Worth of not less than One Hundred Million United States Dollars ($100,000,000.00) plus fifty percent (50%) of Seabulk International, Inc.’s cumulative positive annual net income (on a consolidated basis) for each fiscal quarter from March 31, 2004 onwards, plus seventy-five percent (75%) of the net proceeds received by Seabulk International, Inc. (or any of its subsidiaries) from the issuance of “Equity Interests” issued after the “Effective Date” (with such terms having the meaning provided for in Amended and Restated Credit Agreement between Fortis Capital Corp., NIB Capital Bank N.V., The Governor & Company of the Bank of Scotland and Seabulk International, Inc., dated August 5, 2003, as such meaning may be modified thereunder, provided that the incorporation of any such modified meaning into this Agreement shall be with Lender’s prior written consent (which shall not be unreasonably withheld).

(K) Maximum Adjusted Funded Debt Ratio. Seabulk International, Inc. must maintain an Adjusted Funded Debt Ratio determined as of the last day of each of the Borrower’s quarters commencing June 30, 2004 as follows:

(i) not more than 4.5 to 1.00

(L) Discharge of Indebtedness. The Borrower and each Subsidiary of the Borrower shall promptly pay and discharge any and all Indebtedness and lawful claims which, if unpaid, might become a Lien or charge upon the Collateral, except such as may be contested or disputed in good faith or for which arrangements for deferred payment have been made, provided appropriate reserves are maintained, to the satisfaction of the Lender, for the eventual payment thereof.

(M) Application of Proceeds of the Loan. The Borrower shall use the proceeds of the Loan solely for the purposes of acquisition of the Vessel and work actually done for the Vessel, in accordance with the terms of the Construction Contract.

(N) Uninsured Loss. Borrower shall give Lender written notice of any uninsured loss suffered by the Borrower or any Subsidiary through fire, theft, judgment, liability or property damage in excess of Two Hundred Fifty Thousand United States Dollars ($250,000.00) as it relates to the Collateral.

(O) Further Assurances. At Lender’s request, promptly execute or cause to be executed and deliver to Lender any and all documents, instruments and agreements prepared at Lender’s expense and reasonably deemed necessary by Lender to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

(P) Communications to and with Lender. The Borrower shall permit Lender to communicate directly with, and to receive communications directly from, any of the following Persons concerning Borrower, its business, and the Loan (and Lender is irrevocably authorized to communicate with and receive communications from each such Persons): (i) any service bureau, warehousing service, freight forwarder, trade creditor, consignee, bailee, customer or landlord; (ii) any Person employed by Borrower; and (iii) Borrower’s present and future independent public accountants; each of which Persons is authorized by Borrower to communicate with Lender and to disclose to Lender any and all matters relating to Borrower, its financial condition and prospects.

(Q) Subordination of Intercompany Debt. Borrower shall cause all debt of Borrower to Guarantors and Subsidiaries, Affiliates or related companies and/or officers, directors, shareholders and all spouses of such, to be subordinate to and the payment thereof postponed until the Loan and all obligations in connection therewith are paid in full to Lender as set forth in the Debt Subordination Agreement.

® Assignment of Charters. . Borrower shall only enter into charters of the Vessel using a charter structure approved by Lender involving an Angolan joint venture or local agent and shall ensure that all charters of the Vessel include wording acceptable to Lender confirming the subordination of the charter to Lender’s security. Borrower agrees that all charters of the Vessel that are twelve (12) (inclusive of all renewal periods) or more months in duration shall be assigned to Lender. Borrower shall cause any such charterer to execute a subordination in favor of Lender with respect to any rights such charterer may have in or to the Vessel. Borrower shall execute an assignment of Charter Agreement in form and substance satisfactory to Lender with respect to the foregoing.

(S) Cross-Collateral and Cross-Default. Borrower agrees that the Collateral in which Lender has or shall have a security interest shall secure the payment and performance of all of Borrower’s liabilities and obligations to Lender of every kind and character, whether joint or several, direct or indirect, absolute or contingent, due or to become due hereunder or under any other loan document between Borrower and Lender. Borrower agrees that Lender’s security interest in the Collateral shall not be terminated in whole or in part until and unless all indebtedness of every kind, due or to become due, owed by Borrower to Lender is paid in full, notwithstanding the fact that one or more of such obligations may become fully paid. This provision is intended to create cross-default and cross-security between and among any existing obligations and any new obligations and, as such, a default under any existing loan document or new loan document shall be deemed to be a default under the other existing loan documents and new loan documents. Borrower shall execute and deliver to Lender such documents as Lender shall require in order to effectuate and perfect the aforesaid cross-collateral and cross-default Loan requirements.

Section 5.2. Changes to Plans and Specifications. Borrower will not make or permit to be made any modification of the Construction Contract for the Project or the Plans and Specifications, other than changes in the Plans and Specifications constituting Permitted Changes.

Section 5.3. Construction Remedies. Following the date on which Lender makes an initial Advance under the Construction Loan, should any one or more Events of Default occur or exist under this Agreement, including without limitation, a default by any person under any construction, architectural or engineering contract or agreement relating to the construction of the Vessel that is the subject of such loan, or should construction on the Project cease or terminate for in excess of ten (10) days or should when any event occurs that Lender determines may endanger completion of the Project pertaining to such loan or the fulfillment of any condition or covenant in this Agreement, Lender may require Borrower to furnish, within ten (10) days after delivery of a written request, adequate security to eliminate, reduce, or indemnify Lender against, such danger or default.

In such event, Lender shall have the further right to (A) cancel, terminate, renegotiate, amend, modify, compromise, or settle and/or adjudicate any existing construction, architectural or engineering contracts or agreements in connection therewith; (B) engage the services of additional or substitute shipbuilders, contractors, subcontractors, architects or engineers of Lender’s selection; and (C) perform such other actions as Lender may deem to be necessary and proper to protect the security interest and rights of Lender with regard to the Vessel as provided herein. To the further extent permitted under applicable law, Borrower agrees and consents to all such actions on the part of Lender following any Event of Default hereunder, with Borrower further releasing Lender, its officers, directors, employees from any and all liability to Borrower, as well as to Borrower’s officers, directors and shareholders, in connection therewith. Borrower further agrees not to interfere with the exercise of such rights and remedies, and to provide Lender with such assistance, documentation and information as Lender may request.

In addition, upon such occurrence, Lender may, in its sole discretion, advance additional funds or agree to undertake to advance additional funds to any party to complete the Project or to eliminate, reduce, or indemnify Lender against, such danger. Lender shall have no obligation make any such Advance. All sums paid by Lender pursuant to such agreements or undertakings shall be for Borrower’s account and shall be without prejudice to Borrower’s rights, if any, to receive such funds from the party to whom paid. All sums expended by Lender in the exercise of its option to complete the Project or protect Lender’s interests shall be payable to Lender on demand together with interest from the date of the advance at the rate or rates applicable to amounts due under the Construction Note. The lending limits established herein are for Lender’s protection only, and nothing herein shall be deemed to limit Lender’s rights to make any Advances as provided in this Agreement above any loan limit established herein, in such amounts as Lender may elect in its sole discretion. In addition, any Advance of funds under this Agreement, including without limitation direct disbursements to any builder or other parties in payment of sums due under the Construction Contract and the Caterpillar Dealer engine supply, shall be deemed to have been expended by or on behalf of Borrower and to have been secured by the Collateral.

Section 5.4. Projected Cost Overruns. If Lender at any time determines in its sole judgment and determination that the Unfunded Balance under a Construction Loan is insufficient, or will be insufficient, to complete fully and to pay for the Project relating to such Construction Loan, then within ten (10) days after receipt of a written request and supporting documentation from Lender, Borrower shall deposit with Lender an amount equal to the deficiency as determined by Lender. The judgment and determination of Lender under this section shall be final and conclusive. As used in this paragraph, “Unfunded Balance” means, in the case of the Construction Loan, on the date of determination, the difference between (a) the Construction Loan Limit for such loan and (b) the balance of the Construction Loan.

Section 5.5. Lender Approvals. The making of any Advance by Lender shall not constitute or be interpreted as (a) an approval or acceptance by Lender of the work done with respect to the Project that is the subject of the Advance through the date of the Advance, (b) a certification that any Milestone has been achieved, or (c) a representation or indemnity by Lender to any party against any deficiency or defect in the work or against any breach of any contract. Inspections and approvals of Plans and Specifications, any Vessel, the workmanship and materials used in completion of a Project, the certificates and other evidence adduced to prove the achievement of any condition to funding, and the exercise of any other right of inspection, approval, or inquiry granted to Lender in this Agreement are acknowledged to be solely for the protection of Lender’s security interests, and under no circumstances shall they be construed to impose any responsibility or liability of any nature whatsoever on Lender to any person. Neither Borrower, any charterer, nor any contractor, subcontractor, materialman, laborer, or any other person or entity may rely, or have any right to rely, upon Lender’s determination of the appropriateness of any advance. No disbursement or approval by Lender shall constitute a representation by Lender as to the nature of any Project, its construction, the achievement of any condition to funding or the Vessel(s)’s intended use for Borrower or for any other person, nor shall it constitute an indemnity by Lender to Borrower or to any other person against any deficiency or defects in the Vessel or against any breach of any contract.

Section 5.6. Change Orders. All requests for changes in the Plans and Specifications, other than Permitted Changes must be in writing, signed by Borrower, and delivered to Lender for its approval. Other than Permitted Changes, Borrower will not permit the performance of any work pursuant to any change order or modification or any subcontract without the written approval of Lender. Borrower will obtain any required permits or authorizations from governmental authorities having jurisdiction before approving or requesting a new change order.

Section 5.7. Purchase of Materials and Components; Conditional Sales Contracts. No materials, components, equipment, fixtures, or articles of personal property placed in or incorporated into the Project shall be purchased or installed under any security agreement or other agreement whereby the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider such items as personal property after their incorporation into the Project, unless otherwise authorized by Lender in writing.

Section 5.8. Lender’s Right of Entry and Inspection. Lender and its agents shall have, to the extent allowable under the Construction Contract and any assignment thereof to Lender, at all times the right of entry and free access to the shipyard and the Vessel and the right to inspect all work done, labor performed, and materials furnished with respect to the Project, it being understood that, under normal circumstances, Lender will give one week’s prior notice of any visit, as provided for in Section 5.1 (E). Lender shall have unrestricted access to and the right to copy all records, accounting books, contracts, subcontracts, bills, statements, vouchers, and supporting documents of Borrower relating in any way to the Project.

Section 5.9. Lender’s Right to Stop Work. If Lender in good faith determines that any work or materials do not conform to the approved Plans and Specifications or sound construction practices, or otherwise depart from any of the requirements of this Agreement, Lender may require the work to be stopped to the extent allowable under the Construction Contract and any assignment thereof to Lender, and withhold any Advances until the matter is corrected. In such event, Borrower will promptly correct the work to Lender’s satisfaction.

Section 5.10. Damage or Destruction. If the Vessel is damaged or destroyed by casualty of any nature, within ninety (90) days thereafter (or longer period so long as all reasonable and practical work is diligently pursued) Borrower shall, if practical, restore the Vessel or cause the Vessel to be restored to the condition in which it was before such damage or destruction. Lender shall not be obligated to make further Advances under this Agreement until such restoration has been accomplished.

Section 5.11. Caterpillar® Build Content. The Vessel shall be powered with Caterpillar® propulsion systems purchased from a Caterpillar Dealer. The Plans and Specification shall reflect such build content requirements.

Section 5.12 Negative Covenants. The Borrower covenants that from the date hereof so long as this Agreement shall be in effect or the Loan shall be outstanding or any amounts owed by the Borrower to the Lender shall remain unpaid, unless otherwise consented to by Lender in writing, with such consent not to be unreasonably withheld or delayed, the Borrower shall not:

(A) Sale or Disposition of Assets. Sell, lease or otherwise dispose of any of its Properties or permit any of its Subsidiaries or Affiliates to sell, lease or otherwise dispose of any of their Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person if the sale, lease or disposal of such Properties would have a material adverse effect on the ability of Borrower or Guarantors to repay the Loan, except for the following (excluding any Property which is included in the Collateral or Mortgage Documents): (i) sales of inventory and leases of inventory in the ordinary course of the Borrower’s business for so long as no Event of Default exists hereunder with written notice thereof to the Borrower; (ii) a transfer of Property to the Borrower by a Subsidiary; (iii) dispositions expressly authorized elsewhere in this Agreement; and (iv) any disposition of any assets or retired Property not used or useful in the Borrower’s business.

(B) Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person, or acquire all or any substantial part of the Properties of any Person.

(C) Restrictions on Nature of Business. Engage in any line of business materially different from that presently engaged in by the Borrower.

(D) Liens and Encumbrances. Create, incur or suffer to exist, or permit any Subsidiary to create, incur or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following Permitted Liens:

(i) Liens at any time granted in favor of the Lender;

(ii) such other Liens as appear on Exhibit L as additional Permitted Liens; and

(iii) such other Liens as the Lender may hereafter approve in writing.

(E) Loans. Make any loans or other advances of money (other than in the ordinary course of business) to any Person, including, without limitation, any of the Borrower’s Affiliates, officers or employees.

(F) Affiliate Transactions. Enter into, or be a party to any transaction with any Affiliate or stockholder, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms which are no less favorable to the Borrower than the Borrower could obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of the Borrower.

(G) Partnerships or Joint Ventures. Become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture.

(H) Adverse Transactions. Enter into any transaction, which has or may have a Material Adverse Effect or permit or agree to any material extension, compromise or settlement of any account.

(I) Guaranties. Guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person except (i) by endorsement of instruments or items of payment for deposit or collection, (ii) agreements to repurchase accounts or chattel paper that have been discounted, sold or otherwise assigned in the ordinary course of the Borrower’s business,(iii) guaranties of debt and obligations of Affiliates which debt and obligations are in existence on the date of this Agreement, or (iv)as otherwise approved by Lender.

(J) Distributions. Declare or make any Distributions after an Event of Default.

(K) Subsidiaries. Hereafter acquire or create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary.

(L) Capital Expenditures. Make capital expenditures which, in the aggregate during any Fiscal Year of the Borrower, exceed ten (10) percent of Net Worth, plus annual depreciation.

(M) Business Locations. Transfer its principal place of business or chief executive office, or open new business locations or manufacturing plants, or transfer existing manufacturing plants to or at any locations other than the business locations set forth in Exhibit F, except upon at least sixty (60) days prior written notice to Lender.

(N)  Name of Borrower. Use any corporate name (other than its own) or any fictitious name or “d/b/a” except for the names disclosed in Exhibit M.

(O) Fiscal Year. Change its Fiscal Year.

(P) Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person.

(Q) Vessel Flag. Change the flag of the Vessel to another country from the flag of the Marshall Islands without the prior written consent of Lender.

® Charter. Charter the Vessel without the prior written Consent of Lender (not to be unreasonably withheld), or fail to execute any assignment agreement in favor of Lender with respect to any charter for charters over twelve (12) months inclusive of all renewal periods or its proceeds as required by Lender.

(S) Construction Contract. Enter into any construction contract with any purchaser with respect to construction of the Vessel, and any subcontracts with subcontractors, materialmen, laborers, or any other person or entity for performance of work on the Project or the delivery of materials to the Project, together with any amendments thereto, without the written consent of Lender.

(T) Ownership. Allow any change in ownership (including stock transfer) in the Vessel without the prior written consent of Lender.

(U) Change in Class Certification. Allow the Vessel to fall out of the class rating initially certified by Bureau Veritas on the Conversion Date.

(V) Prohibited Waters. Enter into any Charter Agreement or other arrangement relating to the use, operation or employment of the Vessel which may involve the Vessel entering the territorial waters of any jurisdiction which is or may during the term of the Loan be subject to a trade or other embargo instituted by the government of the United States of America, or the United Nations.

SECTION 6. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

Section 6.1. Events of Default. An “Event of Default” shall exist if any of the following shall occur and be continuing, whatever the reason for such event or condition and whether it shall be voluntary or involuntary, or within or without the control of the Borrower or any Subsidiary, or be effected by operation of law or pursuant to any order or judgment of a court or otherwise:

(A) Borrower shall fail to pay any portion of the principal or interest with respect to the Construction Note or Permanent Note or of any amount under the Loan Documents within three (3) Business Days of when due;

(B) Any material representation, warranty or other statement made by or on behalf of Borrower in this Agreement, or by or on behalf of Borrower or the Guarantors in any other Loan Document shall prove false or misleading in any material respect, and any such representation is not cured within ten (Business Days) of notice by Lender;

(C) the Vessel Acceptance Date has occurred and the Permanent Loan has not been made;

(D) Borrower or any Guarantor shall fail or neglect to perform, keep or observe any covenant contained in this Agreement, the Mortgage Documents or other Loan Document (other than a covenant a default the performance or observance of which is dealt with specifically elsewhere in this Section 6.1) and the breach of such other covenant is not cured to Lender’s satisfaction within fourteen (14) days after the sooner to occur of the Borrower’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower, (such period shall also apply to sections (E) through (T) below; or

(E) there shall occur any material default on the part of Borrower (including specifically, but without limitation, due to nonpayment) under any other Loan Document, agreement, document, or instrument to which Borrower and Lender are parties; or

(F) Borrower shall fail to make any payment due on any Indebtedness or other security with a principal amount of Two Hundred Fifty Thousand United States Dollars ($250,000.00) or more or any event shall occur (other than the mere passage of time) or any condition shall exist in respect of any such Indebtedness or other security of the Borrower, or under any agreement securing or relating to such Indebtedness or other security, the effect of which is (i) to cause (or permit any holder of such Indebtedness or other Security or a trustee to cause) such Indebtedness or other Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (ii) to permit a trustee or the holder of any security (other than common stock of the Borrower) to elect a majority of the directors on the Board of Directors of the Borrower; or

(G) a custodian, receiver, liquidator or trustee of the Borrower, or of any of its Property, shall be appointed by court order and such order shall remain in effect for more than sixty (60) days; or an order for relief in respect of the Borrower shall be entered under any bankruptcy laws, as now or hereafter constituted; or any of its Property shall be sequestered by court order and such order shall remain in effect for more than sixty (60) days; or a petition shall be filed against the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within sixty (60) days after such filing; or

(H) Borrower shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law; or

(I) Borrower shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a custodian, receiver, trustee or liquidator of Borrower or of all or a substantial part of its Property; or

(J) a material adverse change with respect to the financial condition of Borrower or any Guarantor which results, in the good faith credit judgment of Lender, in a material impairment of the prospect of repayment of the Loan; or

(K) Borrower or any Subsidiary of Borrower suffers a final judgment against it which, within sixty (60) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgment in the reasonable opinion of Lender is adequately covered by insurance; or (ii) adequate accruals with respect to such judgment have been established in accordance with GAAP and the aggregate amount of all such judgments at any time during the term hereof, not adequately covered by insurance is not at any time in excess of Two Hundred Fifty Thousand United States Dollars ($250,000.00); or

(L) a sale, hypothecation or other disposition of a cumulative amount of ten percent (10%) or more of the beneficial interest in any class of voting stock of Borrower owned by any Guarantor without the prior written consent of Lender, which shall not be unreasonably withheld; or

(M) there shall occur a cessation of a substantial part of the business of Borrower for a period which significantly affects Borrower’s capacity to continue its business on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued lawful operation of its business and such loss or revocation shall have a Material Adverse Effect; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any lease or agreement pursuant to which Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term and such termination shall have a Material Adverse Effect; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation; or

(N) Borrower or any Affiliate of either, shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted for the benefit of the Lender, if any; or

(O) Borrower shall be criminally indicted or convicted under any Forfeiture Law that results in or could lead to a forfeiture of any Property of the Borrower that is material to its financial condition or business operations; or

(P) Any Guarantor shall revoke or attempt to revoke its guaranty agreement signed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder or shall be in default (after giving effect to any applicable period of grace) under the terms thereof or the guaranty agreement shall for any reason cease to remain in full force and effect;

(Q) The Borrower shall be nationalized or any government or any agency thereof exercises management control of the Borrower’s day-to-day business operations and affairs; or

® The current government of the Marshall Islands shall be changed by reason of war (whether or not declared), revolution, riots, insurrections, acts of terrorism, acts of the public enemy, and/or any other event which may materially adversely affect the Borrower’s performance under this Agreement as determined by the Lender in its absolute and sole discretion;

(S) Any Charter Agreements are terminated for any reason whatsoever;

(T) There shall be any breach of obligations contained in any Other Agreement; or

(U) There shall be any change in ownership in the Subsidiaries and Affiliates of Borrower without the prior written consent of Lender.

Section 6.2. Acceleration of the Obligations. Upon or at any time after the occurrence of an Event of Default, and during the continuance thereof, all or any portion of the Obligations due or to become due, shall, at the option of Lender and with notice to or demand upon Borrower, become at once due and payable and Borrower shall forthwith pay to Lender, in addition to any and all sums and charges due, the entire principal of and accrued and unpaid interest on the Obligations plus reasonable attorneys’ fees.

Section 6.3. Remedies. Upon or at any time after the occurrence of an Event of Default and during the continuance thereof, Lender may exercise from time to time all of the rights and remedies under Applicable Law, and all other legal and equitable rights to which Lender may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained in this Agreement, the Mortgage Documents, or any of the other Loan Documents.

Section 6.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any guaranty agreement given to Lender by any Guarantor or contained in any other agreement among Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the other Loan Documents shall not operate as a waiver of any of such Liens, rights, powers or remedies, but all such Liens, rights, powers, and remedies shall continue in full force and effect until the Loan and all other Obligations owing or to become owing from Borrower to Lender shall have been indefeasibly paid in full, and all Liens, rights, powers, and remedies provided herein and the other Loan Documents are cumulative and none are exclusive.

SECTION 7. BENEFIT OF AGREEMENT

Section 7.1. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or obligations under this Agreement or any of the other Loan Documents. Lender shall give written notice to the Borrower within fifteen (15) Business Days of such assignment, provided however, such notice shall be given on a “best efforts” basis and Lender shall not be liable to Borrower for the failure to give such notice, and any such failure shall not affect the validity or effectiveness of such assignment.

SECTION 8. GENERAL

Section 8.1. Amendments. The terms of this Agreement may not be amended, waived, modified or terminated except by written instrument signed by the parties hereto. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon. In the event an amendment to any of the Loan Documents is required, in Lender’s sole discretion, due to any request, action, or inaction of Borrower, including but not limited to any voluntary or mandatory prepayment of the Obligations, redocumentation or reflagging of the Vessel (including but not limited to other vessels included in the Collateral) Borrower shall reimburse Lender for all costs and expenses associated with such amendment, including but not limited to the reasonable fees and out-of-pocket expenses of outside counsel for the Lender, the reasonable time of Lender’s in house counsel departmental activity billed at Lender’s outside counsel rate (not to exceed Two Hundred and Fifty Dollars ($250.00) per hour), and the reasonable travel costs of Lender’s in-house counsel with respect thereto. In addition, for any amendment, the Borrower shall pay an administrative fee in an amount the greater of (i) one half percent (.5%) of the financial value of the increase or decrease in principal value of the Obligations associated with the amendment, or (ii) Five Thousand United States Dollars ($5,000.00).

Section 8.2. Notices.

(A) All communications under this Agreement shall be in writing and shall be sent by registered courier service, or delivered by hand or transmitted by telex or other telecommunications device capable of transmitting or creating a written record:

(i) if to Lender, at its address at 2120 West End Avenue, Nashville, Tennessee, 37203-0001, U.S.A. Attention: Customer Services Manager, Marine Division, Telephone No. +1 (615) 341-8000 or Facsimile +1 (615) 341-8588 or at such other address as it may have furnished in writing to the Borrower; or

(ii) if to Borrower, at its address at 2200 Eller Drive P.O. Box 13038, Fort Lauderdale, FL 33316, U.S.A. Attention: CFO, Telephone +1 (954) 524-4200 ext. 400, or Facsimile +1 (954) 524-9185, or at such other address as it may have furnished in writing to Lender;

(B) Any notice so addressed and sent shall be deemed to be given when received, and any notice delivered by hand or transmitted by telecommunications device shall be deemed to be given when received by the Borrower or the Lender, as the case may be.

Section 8.3. Costs, Expenses and Indemnification. Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution, delivery and enforcement of this Agreement and any other Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender and the travel costs of Lender’s in-house counsel (excluding any internal allocated charges of the Lender’s in-house counsel) with respect thereto and with respect to advising the Lender as to its respective rights and responsibilities under the Loan Documents. Borrower also agrees to pay on demand all reasonable losses, costs and expenses, if any (including reasonable counsel fees and expenses except for any internal allocated charge of Lender’s in-house counsel), incurred in connection with the preservation of, or the enforcement of, or legal advice in respect of, the rights or responsibilities of the Lender under the Loan Documents, including, without limitation, losses, costs and Collection Expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe its obligations contained herein or in any other Loan Document. The Borrower further agrees to indemnify and hold harmless the Lender from and against any and all (i) Taxes or assessments, governmental charges or levies, duties, fees, deductions or withholding, restrictions or conditions of any nature or other amounts imposed by, or behalf of, any government or any taxing authority thereof or therein, including but not limited to the Marshall Islands or any subdivision thereof, (ii) stamp, duty or documentary taxes or charges imposed by any government or any taxing authority thereof or therein, including but not limited to the Marshall Islands and its subdivisions and (iii) reasonable damages, losses, liabilities, costs and expenses resulting from, related to or connected with this Agreement, the Loan or the other Loan Documents or the transactions contemplated hereby, except to the extent resulting from the gross negligence or willful misconduct of the Lender.

Section 8.4. Participations. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or Guarantors or about any other matter relating to the Loan, and Borrower and Guarantors each hereby waives any right to privacy it may have with respect to such matters, including any rights under any applicable law.

Borrower and Guarantors each additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower and Guarantors each further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest relating to the sale of the participation interest.

Section 8.5. Survival. All warranties, representations, agreements and covenants made by the Borrower herein or in any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the making of the Loan regardless of any investigation made by or on behalf of the Lender. All statements in any other Loan Document shall constitute warranties and representations by the Borrower hereunder.

Section 8.6. Submission to Jurisdiction and Service of Process. The Borrower irrevocably agrees that any legal action or proceeding brought against Borrower rising out of or relating to any Loan Document may be instituted at the election of Lender: (i) in any courts of the Marshall Islands (ii) where the Vessel or any Collateral is located or registered, or (iii) in any state or federal court of competent jurisdiction located in the State of Tennessee, the United States of America, and by execution and delivery of this Agreement and the other Loan Documents, Borrower accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in any such action or proceeding. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a state or federal court located in the State of Tennessee, the United States of America. The Borrower irrevocably consents to service upon it by the mailing of copies thereof by U.S. air mail or courier to the Borrower at its address set forth in this Agreement. Nothing in this Section 8.6 shall affect the right of the Lender to serve process in any other manner permitted by law or limit the right of the Lender to take proceedings with respect to the Loan Documents against the Borrower and/or Guarantors in any jurisdiction nor shall the taking of proceedings with respect to any of the Loan Documents in any jurisdiction preclude the Lender from taking proceedings with respect to the Loan Documents in any other jurisdiction whether concurrently or not. The Borrower agrees that final judgment against it in any legal action or proceeding arising out of or relating to the Loan Documents shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which judgment shall be conclusive evidence thereof and of the amount of its indebtedness, or by such other means provided by law.

Section 8.7. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due under a Loan Document, Construction Note or Permanent Note in United States Dollars into another currency, the parties hereto agree, to the fullest extent that they effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Lender could purchase United States Dollars with such other currency at London, England, on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any sum due to Lender under the Loan Documents shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by Lender of any sum adjudged to be so due in such other currency Lender may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than the sum originally due to Lender in United States Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lender against such loss, and if the United States Dollars so purchased exceed the sum originally due Lender in United States Dollars, Lender agrees to remit to the Borrower such excess.

Section 8.8. Waiver of Sovereign Immunity. The Borrower acknowledges and agrees that the activities contemplated by the provisions of this Agreement, the Construction Note or Permanent Note and the other Loan Documents are commercial in nature rather than governmental or public, and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to this Agreement, the Construction Note or Permanent Note or the other Loan Documents, and in respect of itself and its properties and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from any legal process, from the jurisdiction of any court or from any execution or attachment in aid of execution prior to judgment or otherwise) or claim thereto which may now or hereafter exist, and agrees not to assert any such right or claim in any such action or proceeding, whether in the United States of America, or otherwise.

Section 8.9. Governing Law. THE PARTIES HERETO HAVE EXPRESSLY AGREED THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, PROVIDED, HOWEVER, THAT FOR ANY LEGAL ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THE LOAN AGREEMENT OR ANY LOAN DOCUMENT IN THE COURTS OF THE MARSHALL ISLANDS OR ANY POLITICAL SUBDIVISION THEREOF, THE LOAN AGREEMENT, OR ANY LOAN DOCUMENT SHALL BE DEEMED TO BE MADE UNDER THE LAWS OF THE MARSHALL ISLANDS AND FOR SUCH PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE MARSHALL ISLANDS.

Section 8.10. Right of Setoff. As collateral security for the repayment of the Borrower’s obligations and liabilities under this Agreement, the Borrower hereby grants the Lender and the Lender’s successors and assigns (including any affiliate or subsidiary of Lender or Caterpillar® sellers) the right to apply, at any time and from time to time should an Event of Default exist hereunder, any and all obligations owing from the Lender (or its assignees) to the Borrower toward repayment of any sums owing from the Borrower to the Lender hereunder.

Section 8.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12. Consequential Damages. Notwithstanding any other provision of this agreement, Borrower hereby fully waives any claim or right now or hereafter existing against Lender for any incidental, special, or consequential damages whether based on contract, warranty, tort (including negligence and strict liability), or otherwise.

Section 8.13 Use of English Language. All documents, financial or other information or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language. English shall be the official language for construction and interpretation of this Agreement, the Construction Note or Permanent Note, and all Loan Documents and notices, unless specifically designated otherwise in such Loan Document. If the original of any such document or notice is not in the English language, an English translation thereof shall be delivered.

Section 8.14. Jury Trial Waiver. THE BORROWER AND THE LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE CONSTRUCTION NOTE OR PERMANENT NOTE, ANY OF THE LOAN DOCUMENTS, OR THE OBLIGATIONS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVER IN ITS FUTURE DEALINGS WITH THE BORROWER. THE BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[REMAINDER OF PAGE INTENTIONLLY LEFT BLANK]

EXECUTION PAGE to Loan Agreement by and between Seabulk Angola, Inc. and Caterpillar Financial Services Corporation

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BORROWER: LENDER:

Seabulk Angola, Inc. Caterpillar Financial Services Corporation

By: _/s/ STEPHEN B. FINCH   By: _/s/ WILLIAM K. LUETZOW

Name (Print): Stephen B. Finch Name (Print):    William K. Luetzow
Title: Vice President and Secretary Title:    Manager, Marine Division   _

EACH OF THE UNDERSIGNED GUARANTORS ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS AGREEMENT AND AGREES TO COMPLY WITH THE TERMS AND CONDITIONS CONTAINED HEREIN TO THE EXTENT APPLICABLE TO SUCH GUARANTOR.

GUARANTOR:	GUARANTOR:

Seabulk International, Inc.	Seabulk Offshore Global Holdings, Inc

By:    /s/ STEPHEN B. FINCH   By:   /s/ STEPHEN B. FINCH

Name (Print): Stephen B. Finch		Name (Print): Stephen B. Finch
Title: Attorney in Fact		Title: Vice President and Secretary
GUARANTOR:
Seabulk Offshore Holdings, Inc.
By: __/s/ STEPHEN B. FINCH________
Name (Print): Stephen B. Finch
Title: Vice President and Secretary
List of Exhibits

Exhibit	A	Intentionally Omitted

Exhibit	B	Form of Permanent Note

Exhibit	C	Milestone Schedule

Exhibit	D	Consents/Approvals/Noncompliance

Exhibit	E	Financial Statements

Exhibit	F	Business Locations

Exhibit	G	Subsidiaries/Affiliates/Stock Ownership

Exhibit	H	Debt, Borrower

Exhibit	I	Litigation

Exhibit	J	Labor Relations

Exhibit	K	Intentionally Omitted

Exhibit	L	Permitted Liens

Exhibit	M	Corporate Names

Exhibit	N	Form of Advance Request

Exhibit	O	Authorized Signatories for Advance Requests

Exhibit	P	Form of Preferred Ship Mortgage — Vessel

Exhibit	Q	Form of Preferred Ship Mortgage — Collateral Vessel

[Exhibits are not numbered]